Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

UNITED MARITIME GROUP, LLC

and

BULK HANDLING USA, INC.

Dated as of May 10, 2012

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT is made and entered into and effective as of the 10th day of May, 2012 (this “Agreement”), by and between United Maritime Group, LLC, a Florida limited liability company (“Seller”), and Bulk Handling USA, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, Seller is the owner of all of the issued and outstanding limited liability company interests (the “Interests”) of U.S. United Bulk Terminal, LLC, a Louisiana limited liability company (the “Company”); and

WHEREAS, Purchaser desires to purchase, and Seller desires to sell to Purchaser, the Interests, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“2012 YTD Repair and Maintenance Expenditure Amount” means the aggregate amount of (a) capital expenditures for repair, maintenance, replacement or otherwise for purposes of supporting the operations of the Business plus (b) operating costs reflected as “repairs and maintenance” on the Company’s books and records, in each case paid or made by or on behalf of the Company or any Subsidiary thereof at any time on or after January 1, 2012 and prior to 11:59 p.m., Eastern Standard Time, on the day immediately prior to the Closing Date, determined on a consolidated basis in a manner consistent with the terms set forth in Section 2.5; provided, however, that the 2012 YTD Repair and Maintenance Expenditure Amount shall not include any capital expenditures that are Covered Expenditures.

“ABL Facility” means that certain Loan and Security Agreement, dated as of December 22, 2009, by and among Seller, the Company, U.S. United Ocean Services, LLC, U.S. United Barge Line, LLC, U.S. United Inland Services, LLC, Tina Litrico, LLC, Mary Ann Hudson, LLC, Sheila McDevitt, LLC, and Marie Flood, LLC, as borrowers, certain financial institutions party thereto from time to time, as lenders, and Bank of America, N.A., as Administrative Agent, Co-Collateral Agent and Security Trustee, as amended, modified or supplemented from time to time, together with any credit facility that refinances (in whole or in part) or replaces the foregoing Loan and Security Agreement referred to in this definition.

“Acceptable Claim” means any claim resulting solely from deterioration, overstressing, or breakage of the underwater components of the Underwater Dock in respect of physical conditions that existed at the Underwater Dock as of the Closing and that are set forth in the Final Report, but in all cases only if the Final Report concludes that such deterioration, overstressing, or breakage constitutes a Level 1 Condition or a Level 2 Condition as defined in the Standards of Practice for Underwater Inspection according to ASCE Engineering Practice No. 101, as set forth below. Per the ASCE standard, Level 2 Condition and Level 1 Condition standards are defined as follows:

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Level 2 - Serious (“Level 2 Condition”) - Advanced deterioration, overstressing, or breakage may have significantly affected the load-bearing capacity of primary structural components. Local failures are possible and loading restrictions may be necessary. Repairs may need to be carried out on a high-priority basis with urgency; and

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Level 1 - Critical (“Level 1 Condition”) - Very advanced deterioration, overstressing, or breakage has resulted in localized failure(s) of primary structural components. More widespread failures are possible or likely to occur, and load restrictions should be implemented as necessary. Repairs may need to be carried out on a very high priority basis with strong urgency;

provided further, however, that notwithstanding the foregoing, (i) an Acceptable Claim shall not include any claim arising from deterioration, overstressing, or breakage of, or any other matter relating to, the underwater components of the Underwater Dock if such deterioration, overstressing, breakage or other matter is attributable to long-term or preexisting deterioration (such as corrosion damage), unless the Final Report has concluded that the structural integrity of the Underwater Dock is immediately threatened, (ii) ratings will only be used to describe the existing in-place Underwater Dock compared with the structure when new, and (iii) the fact that the Underwater Dock was designed for loads that are lower than the current standards for design will have no influence on the ratings and shall not by itself form the basis for an Acceptable Claim; provided further, however, that in no event shall an Acceptable Claim cover any claim with respect to the condition of the Company’s docking structures above the water line.

“Action” means any action, complaint, suit, arbitration or other proceeding, whether civil or criminal, at Law or in equity, commenced by or before any Governmental Entity or arbitrator.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, a specified Person.

“Agreed Contractor” means a qualified, independent marine structural engineering firm mutually agreed in writing by the parties otherwise meeting the standard for a qualified marine structural engineering firm as described in ASCE Engineering Practice No. 101.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Allocation” shall have the meaning set forth in Section 2.5(b).

“Balance Sheet” means the unaudited consolidated balance sheet of the Company as at December 31, 2011.

“Balance Sheet Date” means December 31, 2011.

“Barge Adjustment Amount” means (a) if the number of Loaded Barges is less than one hundred fifty (150), an amount equal to zero (0), and (b) if the number of Loaded Barges is in excess of one hundred fifty (150), an amount equal to the sum of:

(i)	(A) the number of Loaded Barges in excess of one hundred fifty (150), provided that the number of Loaded Barges that may be counted for purposes of this clause (A) shall not exceed twenty (20), multiplied by (B) the Relevant Rate, multiplied by (C) ten (10); plus

(ii)	(A) the number of Loaded Barges in excess of one hundred seventy (170), provided that the number of Loaded Barges that may be counted for purposes of this clause (A) shall not exceed thirty (30), multiplied by (B) the Relevant Rate, multiplied by (C) twenty (20); plus

(iii)	(A) the number of Loaded Barges in excess of two hundred (200), multiplied by (B) the Relevant Rate, multiplied by (C) thirty (30).

Notwithstanding anything contained herein to the contrary, in no event shall the Barge Adjustment Amount exceed $700,000 in the aggregate.

“Barge Certificate” shall have the meaning set forth in Section 2.9.

“Base Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Business” means the business of providing bulk terminal, storage and transfer services, as such business is currently conducted by the Company and its Subsidiaries.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York, or Tampa, Florida.

“Cash and Cash Equivalents” means an amount (positive or negative) consisting of: (i) the aggregate amount of all cash and cash equivalents in bank accounts owned by the Company or any Subsidiary thereof, plus (ii) the aggregate amount of any checks, drafts and wires issued to or received by the Company or any Subsidiary thereof that have not cleared (including any of the foregoing issued pursuant to any Package Contract in the name of U.S. United Barge Line, LLC to the extent that they are for the benefit of the Company or any Subsidiary thereof), minus (iii) the aggregate amount of checks, drafts or wires written or issued by the Company or any Subsidiary thereof that have not cleared, in each case determined on a consolidated basis as of 11:59 p.m., Eastern Standard Time, on the day immediately prior to the Closing Date and in a manner consistent with the terms set forth in Section 2.5; provided, however, that if, in accordance with the terms set forth in Section 5.16, the Subject Vessels shall be sold by the

Company or any Subsidiary thereof on or prior to the Closing Date, and notwithstanding anything contained herein to the contrary, Cash and Cash Equivalents shall not include the Net Subject Vessel Proceeds (provided that, for the avoidance of doubt, if the Subject Vessels are sold after the Closing Date pursuant to Section 5 of the UIS-UOS Agreement, the Net Subject Vessel Proceeds shall be deemed Cash and Cash Equivalents, but shall rather be subject to the terms set forth in Section 2.8 hereof).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Company Debt” means the aggregate amount of Company Debt of the Company and its Subsidiaries determined on a consolidated basis as of 11:59 p.m., Eastern Standard Time, on the day immediately prior to the Closing Date and in a manner consistent with the terms set forth in Section 2.5; provided, however, that, subject to the delivery of the documents and evidence required by Section 2.2(b)(iv) on the Closing Date, Closing Company Debt shall not include any Company Debt arising pursuant to the terms of the ABL Facility or the Indenture or any other Contracts entered into in connection therewith.

“Closing Consideration” shall have the meaning set forth in Section 2.1(b).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Closing UBL Barge Amount” shall have the meaning set forth in Section 2.9.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the recitals to this Agreement.

“Company Contracts” shall have the meaning set forth in Section 3.15(a).

“Company Debt” means, without duplication and as of any applicable date and time of determination, (i) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations, in each case owing by the Company or any Subsidiary thereof in respect of (A) indebtedness of the Company and its Subsidiaries for borrowed money that is outstanding as of such date and time of determination, and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments (excluding for the avoidance of doubt, any instrument referred to in another clause of this definition) for the payment of which the Company and its Subsidiaries are responsible or liable as of such date and time of determination, (ii) any obligations of the Company or its Subsidiaries pursuant to any surety bond or performance bond to the extent (and only to the extent) that a claim has been made against such bond as of such date and time of determination (that has not been resolved prior to such date and time of determination), (iii) letters of credit issued on behalf of the Company or its Subsidiaries that are outstanding as of such date and time of determination, but excluding any undrawn letters of credit that are outstanding as of such date and time of determination, (iv) all obligations under leases which are required, in accordance with GAAP and Section 2.5, to recorded as capital leases in respect of which the Company or any of its Subsidiaries is liable as lessee, (v) Seller Expenses, and (vi) all obligations of the type referred to in clauses (i)-(v) of any Persons for the payment of which the Company or its Subsidiaries are responsible or liable as obligor, guarantor, surety or otherwise, in each case as of such date and time of determination; provided, however, that, notwithstanding anything to the contrary in the foregoing clauses (i) through (vi), “Company Debt” shall exclude any amounts included in Net Working Capital.

“Company Employee” shall have the meaning set forth in Section 5.2(a).

“Company Indemnitees” shall have the meaning set forth in Section 5.7(a).

“Company Intellectual Property” means the Intellectual Property owned or licensed from third parties by any of the Company or its Subsidiaries.

“Company Leases” shall have the meaning set forth in Section 3.17(b).

“Company Parties” shall have the meaning set forth in Section 5.17.

“Company Plans” shall have the meaning set forth in Section 3.14(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.4.

“Contract” means any binding contract, agreement, indenture, lease or license (whether written or oral).

“Control” means, with respect to any Person, possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, the ownership of securities or other interests, by Contract or otherwise. The terms “Controlled”, “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings.

“Copyrights” means all copyrights (including all registrations and applications to register the same).

“Covered Expenditures” means any amounts paid by or on behalf of the Company or any Subsidiary thereof prior to 11:59 p.m., Eastern Standard Time, on the day immediately prior to the Closing Date that relate to the items listed on Section 1.1(a) of the Seller Disclosure Schedule; provided, however, that if following December 31, 2011 and prior to 11:59 p.m., Eastern Standard Time, on the day immediately prior to the Closing Date, the Company or any Subsidiary thereof shall have sold or otherwise disposed of any capital assets in the ordinary course of business (excluding any sale of such capital assets made pursuant to Section 5.16), the aggregate amount of net proceeds received by the Company or such Subsidiary in connection therewith (after giving effect to any transaction costs incurred by the Company or any Affiliate thereof in connection therewith) shall reduce the amount of Covered Expenditures for purposes of all computations contemplated by this Agreement (for the avoidance of doubt, the Net Subject Vessel Proceeds (if any) shall not reduce the amount of Covered Expenditures hereunder); provided further, however, that the Covered Expenditures shall not include any capital expenditures that are included in the 2012 YTD Repair and Maintenance Expenditure Amount.

“Covered Proceeding” means the Oil Spill Liability Trust Fund Economic Damages Administrative Recovery Action OSLTF Claim No. N08057-037.

“Current Assets” means, without duplication, the sum of the following items: (a) accounts receivable ((i) excluding any accounts receivable (other than as set forth in the immediately following clause (ii)) payable by Seller or any Subsidiary thereof (other than the Company and its Subsidiaries) to the Company or any Subsidiary thereof, but (ii) including any accounts receivable that are payable from U.S. United Barge Line, LLC (whether or not such entity is a Subsidiary of Seller) pursuant to or in connection with any Package Contract to the extent such accounts receivable is for the benefit of the Company or any Subsidiary thereof); (b) materials and supplies; (c) prepaid expenses and other current assets (but excluding any such prepaid expenses that represent prepaid insurance premiums in respect of insurance policies that will cease to provide coverage to the Company and its Subsidiaries following the Closing Date); and (d) Cash and Cash Equivalents, in each case of the Company and its Subsidiaries determined on a consolidated basis as of 11:59 p.m., Eastern Standard Time, on the day immediately prior to the Closing Date and in a manner consistent with the terms set forth in Section 2.5. If required pursuant to the terms of Section 2.9, the Overpayment Amount shall be added into the calculation of Current Assets for purposes of computing Final Working Capital pursuant to Section 2.3.

“Current Liabilities” means, without duplication, the sum of the following items: (a) accounts payable; (b) accrued expenses; (c) deferred revenue, but for the avoidance of doubt, in the event U.S. United Barge Line, LLC is no longer a Subsidiary of Seller at the time of the Closing, amounts shall be included as deferred revenue only to the extent the cash associated with such deferred revenue has actually been received by the Company or any Subsidiary thereof; (d) asset retirement obligation (which in no case shall be less than $3,133,076.00), and (e) any liabilities of the Company or any Subsidiary thereof in respect of any insurance deductible that the Company has recorded as being payable by the Company or any Subsidiary thereof in respect of any events that have occurred or are classified as incurred but not reported, as determined based on the actuarial standards utilized by the Company, determined in accordance with Section 2.5, in each case of the Company and its Subsidiaries determined on a consolidated basis as of 11:59 p.m., Eastern Standard Time, on the day immediately prior to the Closing Date and in a manner consistent with the terms set forth in Section 2.5; provided, however, that (i) accounts payable and accrued expenses shall not include any accounts payable or accrued expenses that are payable by the Company or any Subsidiary thereof to Seller or any Subsidiary thereof, (ii) accounts payable and accrued expenses shall not include any accrued and unpaid Covered Expenditures or amounts that are included in the 2012 YTD Repair and Maintenance Expenditure Amount, (iii) any amounts included in Closing Company Debt shall not be included as a Current Liability hereunder, and (iv) no obligations or liabilities arising in connection with the sale of the Subject Vessels pursuant to Section 5.19 shall be a Current Liability for purposes hereof. If required pursuant to the terms of Section 2.9, the Underpayment Amount shall be added into the calculation of Current Liabilities for purposes of computing Final Working Capital pursuant to Section 2.3.

“Deductible” shall have the meaning set forth in Section 8.4(a).

“Dispute Notice” shall have the meaning set forth in Section 2.3(d).

“Electronic Data Room” means the electronic data room established by Seller in connection with the transactions contemplated hereby.

“Eligible Costs and Expenses” means, subject to the other terms set forth in Section 2.10, the reasonable out-of-pocket costs and expenses (excluding, for the avoidance of doubt any internal overhead, employee compensation or other similar expenses and any amounts paid to any Affiliate of Purchaser in connection with any remediation contemplated hereby) actually incurred and paid by Purchaser or an Affiliate thereof to remediate each Acceptable Claim, it being understood and agreed that such remediation shall be limited to remediation that (i) is required such that after giving effect to such remediation neither a Level 1 Condition nor Level 2 Condition shall exist in respect of such Acceptable Claim and (ii) is such that upon completion of the remediation the structural components involved will be in compliance with the AISC Manual of Steel Construction, provided that, for the avoidance of doubt, any out-of-pocket or other costs and expenses incurred by Purchaser or any Affiliate thereof in effecting any remediation that enhances or is intended to enhance the condition of the Underwater Dock to a condition that is better than a Level 2 Condition shall not constitute Eligible Costs and Expenses hereunder.

“Eligible Direct Claims” means any claim of Purchaser for payment pursuant to Section 2.3(g)(ii) that arises solely from both (i) an overstatement or understatement, as the case may be, of any Eligible Item set forth in the Seller Certificate relative to the actual amount of such Eligible Item included in the calculation of the Final Closing Adjustment and (ii) a factual error or factual omission in the amount of any such Eligible Item contained in the Seller Certificate, it being understood that, notwithstanding anything contained herein to the contrary, including Section 2.5, any such overstatement or understatement arising or resulting from any change in or dispute between the parties with respect to the interpretation or application of GAAP (including actuarial assumptions and methodology) applied by Purchaser in preparing the Preliminary Statement ) shall not give rise to an Eligible Direct Claim. For example, if (i) the Company has received a valid invoice from a vendor prior to 11:59 p.m. EST on the day immediately prior to the Closing Date, (ii) such invoice has not been paid prior to such time and date, and (iii) the amount of such invoice is required to be accrued and is not accrued as a Current Liability in the Seller Certificate, then the failure to accrue such amount shall be deemed a factual omission, the amount of such invoice may be accrued as a Current Liability for purposes of determining the Final Closing Adjustment and any claim made by Purchaser in respect thereof shall constitute an Eligible Direct Claim. As a further example, if the Company has included an account receivable in Current Assets in the Seller Certificate and Purchaser believes that the bad debt reserve recorded against such account receivable is insufficient based on Purchaser’s interpretation or application of GAAP, any related claim made by Purchaser in respect thereof shall not be deemed a factual error and therefore shall not be an Eligible Direct Claim.

“Eligible Direct Claims Amount” means the aggregate amount by which the Closing Consideration would be reduced in accordance with the terms set forth herein based solely on changes to the amount of the Eligible Items included in the Seller Certificate relative to the actual amount of such Eligible Items included in the calculation of the Final Closing Adjustment (and, solely for purposes of this definition, ignoring all items (other than Eligible Items) used in determining the amount of the Closing Consideration on the Closing Date and the calculation of the Final Closing Adjustment), it being agreed that if the Closing Consideration would not be changed or would be increased in accordance with the terms set forth herein based solely on such changes, then the Eligible Direct Claims Amount shall be deemed to be zero.

“Eligible Items” means (a) Current Assets , (b) Current Liabilities (excluding the item referred to in clause (d) of the definition of Current Liabilities and the item referred to in clause (e) of the definition of Current Liabilities unless any change in such item is due to the failure of the Company to inform its actuary of the existence of any matter that, if disclosed thereto, would have been included in such item), (c) Covered Expenditures, (d) Closing Company Debt, and (e) 2012 YTD Repair and Maintenance Expenditure Amount.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation or other similar encumbrance.

“Environmental Law” shall have the meaning set forth in Section 3.11(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” shall have the meaning set forth in Section 2.4.

“Escrow Agent” shall have the meaning set forth in Section 2.4.

“Escrow Agreement” shall have the meaning set forth in Section 2.4.

“Escrow Amount” shall have the meaning set forth in Section 2.4.

“Estimated 2012 YTD Repair and Maintenance Expenditure Closing Adjustment” shall have the meaning set forth in Section 2.3(b).

“Estimated Covered Expenditure Amount” shall have the meaning set forth in Section 2.3(a).

“Estimated Covered Expenditure Closing Adjustment” shall have the meaning set forth in Section 2.3(b).

“Estimated Debt Amount” shall have the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital Closing Adjustment” shall have the meaning set forth in Section 2.3(b).

“Estimated Total Stacker/Reclaimer Cost” shall have the meaning set forth in Section 2.7.

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Final 2012 YTD Repair and Maintenance Expenditure Amount” shall have the meaning set forth in Section 2.3(e).

“Final Closing Adjustment” shall have the meaning set forth in Section 2.3(f).

“Final Closing Balance Sheet” shall have the meaning set forth in Section 2.3(e).

“Final Covered Expenditure Amount” shall have the meaning set forth in Section 2.3(e).

“Final Debt Amount” shall have the meaning set forth in Section 2.3(e).

“Final Net Working Capital” shall have the meaning set forth in Section 2.3(e).

“Final Underwater Dock Report” has the meaning set forth in Section 2.10(e).

“Financial Statements” means (i) the unaudited balance sheet of the Company and its Subsidiaries determined on a consolidated basis as at March 31, 2012 and the related unaudited statement of operations and comprehensive income of the Company and its Subsidiaries determined on a consolidated basis for the three-month period ended March 31, 2012, and (ii) the Balance Sheet and the related unaudited statements of operations and comprehensive income of the Company and its Subsidiaries determined on a consolidated basis for the fiscal year ended December 31, 2011, in each case, including (if applicable) the notes thereto.

“GAAP” means United States generally accepted accounting principles consistently applied as in effect (a) with respect to financial information for periods on or after the Closing Date, as of the date of this Agreement, and (b) with respect to financial information for periods prior to the Closing Date, as of such applicable time.

“Governmental Entity” means any federal, state, local or foreign government, or any agency, board, commission, court, tribunal or instrumentality thereof.

“Governmental Filings” shall have the meaning set forth in Section 3.4.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Substance” shall have the meaning set forth in Section 3.11(e).

“HSR Act” shall have the meaning set forth in Section 3.4.

“Incremental Taxes” means the Taxes other than income taxes, if any, payable upon a direct sale of the Subject Vessels over and above the Taxes other than income taxes payable had the Subject Vessels been sold as part of a sale of the Company.

“Indemnified Party” shall have the meaning set forth in Section 8.3(a).

“Indenture” means that certain Indenture, dated as of December 22, 2009, by and among Seller and United Maritime Group Finance Corp., as issuers, the guarantors named therein and Wells Fargo Bank, National Association, as Trustee, Security Trustee and Collateral Agent, as amended, modified or supplemented from time to time.

“Independent Accounting Firm” means Deloitte LLP, or if such firm is not available or is unwilling to serve, then an independent and nationally recognized accounting firm upon which Purchaser and Seller mutually agree in writing, acting reasonably, or failing such mutual agreement within ten (10) Business Days of any date of determination, an independent and nationally recognized accounting firm selected by the New York City office of the American Arbitration Association, it being agreed that any party hereto may request that such office of the American Arbitration Association select such accounting firm.

“Independent Diver” means an independent dive inspection Person that is qualified to undertake the underwater inspection of the Underwater Dock and that is selected by the Agreed Contractor (and is reasonably acceptable to Purchaser and Seller) as soon as reasonably practicable after the hiring of the Agreed Contractor (but in any case prior to the Closing) in accordance with Section 2.10(a). For the avoidance of doubt, the Independent Diver may be a Person employed by or otherwise Affiliated with the Agreed Contractor.

“Independent Underwater Dock Expert” has the meaning set forth in Section 2.10(c).

“Inspection Dispute Notice” has the meaning set forth in Section 2.10(c).

“Inspection Report” has the meaning set forth in Section 2.10(a).

“Inspection Review Period” has the meaning set forth in Section 2.10(c).

“Insurance Policies” shall have the meaning set forth in Section 3.16.

“Intellectual Property” means all Trademarks, Patents, Copyrights and Trade Secrets.

“Intercompany Agreements” means, collectively, (i) the UBL-UBT Intercompany Agreement and (ii) the UOS-UBT Intercompany Agreement.

“Interests” shall have the meaning set forth in the Recitals to this Agreement.

“Knowledge of Seller” (or similar phrases) means the knowledge of the individuals whose names are listed on Section 1.1(b) of the Seller Disclosure Schedule. An individual will be deemed to have knowledge of a particular fact or other matter only if (i) that individual is actually aware of that fact or matter, or (ii) that individual would reasonably be expected to discover or otherwise become aware of that fact or matter if such individual had reviewed the fact or matter in question with such individual’s direct reports.

“Law” means any statute, code, rule, regulation, ordinance or other pronouncement of any Governmental Entity having the effect of law.

“Leased Real Property” shall have the meaning set forth in Section 3.17(b).

“Letter of Credit Release” shall have the meaning set forth in Section 5.10.

“Level 1 Condition” shall have the meaning set forth in the definition of Acceptable Claim.

“Level 2 Condition” shall have the meaning set forth in the definition of Acceptable Claim.

“Loaded Barges” means any barge accepted by the Company for which laytime has begun to run, determined as of 11:59 p.m., Central Time, on the day immediately prior to the Closing Date and in a manner consistent with the methodology historically utilized by the Company for purposes of computing the number of barges accepted by the Company for which laytime has begun to run.

“Losses” means actual out-of-pocket losses, liabilities, damages or expenses (including reasonable legal fees), and shall, for the avoidance of doubt, expressly exclude (a) any consequential, incidental or indirect losses, liabilities, damages or expenses, (b) any lost profits or punitive, special or exemplary losses, liabilities, damages or expenses, and (c) any losses, liabilities, damages or expenses in respect of “diminution of value,” “multiple of profits” or “multiple of cash flow” or similar valuation methodology, except to the extent that any of the foregoing is paid by a Purchaser Indemnitee pursuant to a third party claim for which indemnification is required under Article VIII of this Agreement, but only so long as the recipient thereof is not a Purchaser Indemnitee or any Affiliate thereof.

“Material Adverse Effect” means any change, event, development, occurrence or effect that, individually or together with any other change, event, development, occurrence or effect, has had or would reasonably be expected to (a) in the case of the Company and its Subsidiaries, have a material adverse effect on the results of operations, condition (financial or otherwise), assets or business of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect, nor shall any change, event or effect relating to any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general economic conditions (including the general economic conditions of the financial, banking, currency and capital markets, and coal, petcoke, gas, oil and other commodity prices) in any of the geographical areas in which any of the Company or its Subsidiaries or any customer thereof operates; (ii) conditions generally affecting the industries in which any of the Company or its Subsidiaries operate; (iii) any failure by the Company or any Subsidiary thereof to achieve any projections or forecasts in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying causes for such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect unless such underlying cause is otherwise excluded pursuant to this definition); (iv) changes in Law or in GAAP; (v) any actions taken, or failures to take action, or such other changes, events or effects, in each case to which Purchaser has consented; (vi) the commencement or material worsening of a war or armed hostilities or other national or international calamity involving the United States whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (vii) acts of God, natural disasters (including flooding), hurricanes and other weather conditions, including any effects thereof on the Company, any Subsidiary thereof, the Business or any customer of the Company or any Subsidiary thereof; (viii) the announcement or pendency of, or the taking of any action contemplated by, this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including by reason of the identity of Purchaser, or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the conduct of the Business or the employees or customers of the Company and its Subsidiaries; or (ix) any matter disclosed in the Seller Disclosure Schedule, including any adverse determination in respect of any Action listed therein; provided further, however, that any of the changes, events or effects referred to in clauses (i) or (ii) immediately above may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur to the extent any such change, event or effect affects the Company and its Subsidiaries, taken as a whole, in a materially, adverse and disproportionate manner when compared to the effect of such changes, events or effects on other Persons engaged in the industry in which the Company and/or its Subsidiaries operate, or (b) in the case of the Seller, materially impair or delay Seller’s ability to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

“Marks” shall have the meaning set forth in Section 5.12(b).

“Net Subject Vessel Proceeds” means, (i) with respect to the sale of the Subject Vessels by the Company or a Subsidiary thereof to a Qualified Person at any time on or prior to the Closing Date pursuant to Section 5.16 hereof, an amount equal to: (w) the total proceeds received by the Company or any Subsidiary thereof from such Qualified Person in respect of such sale, less (x) the aggregate amount of fees, costs and expenses incurred by the Company, any Subsidiary thereof or any of their respective Affiliates (including Seller) in connection with such sale, including any and all fees, costs or expenses of legal counsel or any broker (or Person acting in a similar capacity) to the Company, any Subsidiary thereof or any of their respective Affiliates, less (y) any liability for Incremental Taxes, if any, incurred or payable by Seller or any Affiliate thereof in connection with such sale, and (ii) with respect to the sale of the Subject Vessels at any time after the Closing Date pursuant to Section 5 of the UIS-UOS Agreement, the Net Subject Vessel Proceeds (as such term is defined in the UIS-UOS Agreement).

“Net Working Capital” means Current Assets minus Current Liabilities. Any amounts that are to be included in the calculation of Net Working Capital which are expressed in a currency other than U.S. dollars shall be converted into U.S. dollars at the applicable exchange rate set forth on www.oanda.com on the date immediately preceding the Closing Date.

“Notice of Claim” shall have the meaning set forth in Section 8.3(a).

“Organizational Documents” means, with respect to any entity, (a) the certificate or articles of incorporation and the by-laws, the certificate of formation and partnership agreement or operating agreement (as applicable), and (b) any documents comparable to those described in clause (a) as may be applicable to such entity pursuant to any applicable Law.

“Outside Date” shall have the meaning set forth in Section 7.1(b).

“Overpayment Amount” shall have the meaning set forth in Section 2.9.

“Owned Real Property” shall have the meaning set forth in Section 3.17(a).

“Package Contracts” shall mean those certain Contracts listed on Section 1.1(c) of the Seller Disclosure Schedule.

“Parent” means Oiltanking Holding Americas, Inc., a Delaware corporation.

“Parent Guarantee” means that certain Guarantee, dated as of the date hereof, executed by Parent in favor of Seller, delivered in accordance with Section 4.9, an executed copy of which is attached hereto as Exhibit A.

“Patents” means all patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof.

“Permits” shall have the meaning set forth in Section 3.10.

“Permitted Encumbrance” means: (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other Encumbrances arising or incurred in the ordinary course of business; (ii) Encumbrances for Taxes, utilities and other governmental charges that are not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty; (iii) in the case of Real Property, matters that would be disclosed by an accurate survey or inspection of such Real Property; (iv) matters of record other than Encumbrances securing payment obligations and affecting title to any asset; (v) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities; (vi) statutory Encumbrances of landlords for amounts not yet due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty; (vii) Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (viii) Encumbrances for damages arising from maritime torts; and (ix) defects, irregularities or imperfections of title and other Encumbrances which, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate. For the avoidance of doubt, Permitted Encumbrances do not include any Encumbrances arising under or in connection with the ABL Facility or the Indenture.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Preliminary 2012 YTD Repair and Maintenance Expenditure Amount” shall have the meaning set forth in Section 2.3(c)(v).

“Preliminary Closing Balance Sheet” shall have the meaning set forth in Section 2.3(c)(i).

“Preliminary Covered Expenditure Amount” shall have the meaning set forth in Section 2.3(c)(iii).

“Preliminary Debt Amount” shall have the meaning set forth in Section 2.3(c)(iv).

“Preliminary Item” shall have the meaning set forth in Section 2.3(d).

“Preliminary Net Working Capital” shall have the meaning set forth in Section 2.3(c)(ii).

“Preliminary Statement” shall have the meaning set forth in Section 2.3(c).

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser Contractor” means an engineering inspection firm that is selected by Purchaser in its sole discretion.

“Purchaser Governmental Filings” shall have the meaning set forth in Section 4.4.

“Purchaser Indemnitee” shall have the meaning set forth in Section 8.2(a).

“Qualifying SEC Report” means (a) the Annual Report on Form 10-K of Seller for the fiscal year ended December 31, 2010, and (b) any report filed with or furnished to the SEC by Seller on or after the date of filing of such Form 10-K that is filed with or furnished to the SEC on the SEC’s EDGAR system at least one (1) Business Day prior to the date of this Agreement, including the Annual Report on Form 10-K of Seller for the fiscal year ended December 31, 2011.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Record” means information that is inscribed in a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference 2012 YTD Repair and Maintenance Expenditure Amount” means the amount obtained by multiplying (i) $11,392,516 by (ii) a fraction, the numerator of which is equal to the number of days elapsed from (and including) January 1, 2012 to (and including) the day immediately prior to the Closing Date, and the denominator of which is equal to 365, provided that in no event shall the fraction contemplated by this clause (ii) exceed one (1).

“Reference Covered Expenditure Amount” means $4,500,000.

“Reference Loaded Barge Amount” means one hundred fifty (150) Loaded Barges.

“Reference Net Working Capital” means $2,468,463.

“Reference Stacker/Reclaimer Cost” means $16,250,000.

“Relevant Rate” means the rate set forth on Section 1.1(d) of the Seller Disclosure Schedule.

“Stacker/Reclaimer Budget Closing Adjustment” shall have the meaning set forth in Section 2.7.

“Refund” shall have the meaning set forth in Section 5.9(e).

“Release Date” shall have the meaning set forth in Section 8.1.

“Representative” of a Person means, with respect to any Person, any director, officer, employee, Affiliate, advisor (including any legal counsel, accountant or consultant), agent or other representative of such Person.

“Responsible Party” shall have the meaning set forth in Section 8.3(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Certificate” shall have the meaning set forth in Section 2.3(a).

“Seller Contractor” means an engineering inspection firm (including Shaw) that is selected by Seller in its sole discretion.

“Seller Disclosure Schedule” shall mean the disclosure schedule of Seller referred to in, and delivered pursuant to, this Agreement.

“Seller Expenses” shall mean (i) without limiting the proviso of Section 9.4, all fees and expenses incurred by the Seller or any Affiliate thereof (including, prior to the Closing, the Company and its Subsidiaries) in connection with the drafting and negotiation of this Agreement and the other Transaction Documents (including in connection with the process leading to the execution and delivery of this Agreement and the other Transaction Documents) and the consummation of the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants retained by Seller or any Affiliate thereof (including, prior to the Closing, the Company and its Subsidiaries) in connection with the foregoing, and (ii) any and all payment obligations under any employment agreement, severance agreement, termination agreement or change of control agreement to which any employee of the Company or its Subsidiaries is a party and that is in effect as of the Closing Date and pursuant to which a payment is required to be made by the Company or any of its Subsidiaries as a result of the Closing, it being agreed that any payments required to be made by the Company upon the occurrence of any event following the Closing (for example, upon the termination of employment of any such employee) shall not constitute a Seller Expense hereunder, in each case of the preceding clauses (i) and (ii) only to the extent such amounts are payable by the Company or any Subsidiary thereof and have not been paid prior to the Closing, it being understood and agreed that if any such amount shall be an obligation of Seller or any Subsidiary thereof (other than the Company and its Subsidiaries), such amount shall not constitute a Seller Expense hereunder.

“Seller Indemnitee” shall have the meaning set forth in Section 8.2(b).

“Shaw” shall have the meaning set forth in Section 2.7.

“Significant Customers” shall have the meaning set forth in Section 3.20.

“Significant Suppliers” shall have the meaning set forth in Section 3.20.

“Subject Vessels” shall have the meaning set forth in Section 5.16.

“Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person. The parties acknowledge and agree that (A) as of the date hereof, the Company has no Subsidiaries and (B) prior to the Closing, in accordance with Section 5.19, all of the outstanding equity interests of UIS shall be acquired by the Company, with UIS being a “Subsidiary” of the Company for all purposes hereof as of the Closing.

“Substitute Letter of Credit” shall have the meaning set forth in Section 5.10.

“Support Services” shall have the meaning set forth in Section 5.12.

“Tail Insurance Policy” shall have the meaning set forth in Section 5.7(b).

“Tampa Electric” means Tampa Electric Company, a Florida corporation.

“Tax” means any foreign, federal, provincial, state, county or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, or withholding tax or other tax, duty, fee, assessment or charge imposed by any taxing authority, and any interest or penalties related thereto.

“Tax Return” means any return, report, declaration, information return or other document required to be filed with any Tax authority with respect to Taxes, including any amendments thereof.

“TECO Agreement” means that certain Agreement, dated as of July 21, 2008, by and among Tampa Electric, Seller, the Company, U.S. United Barge Line, LLC, and U.S. United Ocean Services, LLC, as amended, modified or supplemented from time to time.

“TECO Assumed Obligations” shall have the meaning set forth in Section 5.11(c).

“TECO Letter of Credit” shall have the meaning set forth in Section 5.11(b).

“TECO Performance Letter” means a letter agreement, substantially in the form attached hereto as Exhibit B, to be delivered to Tampa Electric in accordance with the terms set forth in Section 5.11(a).

“TECO Release” shall have the meaning set forth in Section 5.11(c).

“Third Party Acquisition” shall have the meaning set forth in Section 5.17.

“Third Party Claim” shall have the meaning set forth in Section 8.3(a).

“Trade Secrets” means all formulas, processes, devices or compilations of information used in a business that confer a competitive advantage over those in similar businesses who or which do not possess such formulas, processes, devices or compilations of information.

“Trademarks” means all trademarks, trade names, business names and Internet domain names, together with the goodwill associated with any of the foregoing, and all registrations and applications for registration of the foregoing.

“Transfer Taxes” means any sales, use, goods and services, harmonized sales, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated hereby.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Parent Guarantee, the Transition Services Agreement, the Intercompany Agreements, all other Contracts that are attached as exhibits to this Agreement and any and all other Contracts or instruments executed and delivered by any of the parties hereto or any Affiliate thereof in connection with the consummation of the transactions contemplated hereby.

“Transition Services Agreement” means that certain Transition Services Agreement, by and among Seller and Purchaser, substantially in the form attached hereto as Exhibit C.

“UBL Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated as of April 18, 2012, by and among Seller, Ingram Barge Company and the other parties named therein, as amended, modified or supplemented from time to time.

“UBL-UBT Intercompany Agreement” means that certain Intercompany Agreement, dated as of April 18, 2012, as amended by that certain First Amendment to the Intercompany Agreement, dated as of May 8, 2012, by and between the Company and U.S. United Barge Line, LLC, a copy of which is attached hereto as Exhibit D.

“Updated UBL Barge Amount” shall have the meaning set forth in Section 2.9.

“Underpayment Amount” shall have the meaning set forth in Section 2.9.

“Underwater Dock” has the meaning set forth in Section 2.10(a).

“Underwater Dock Inspection” has the meaning set forth in Section 2.10(a).

“Underwater Dock Inspection Scope” has the meaning set forth in Section 2.10(a).

“Underwater Dock Threshold” means $2,000,000.

“UOS-UBT Intercompany Agreement” means that certain Intercompany Agreement, dated as of the date hereof, by and between the Company and U.S. United Ocean Services, LLC, a copy of which is attached hereto as Exhibit E.

“UIS” means U.S. United Inland Services, LLC, which shall be a wholly-owned indirect Subsidiary of the Company as of the Closing.

“UIS-UOS Agreement” means that certain Time Charter Agreement, dated as of the date hereof, by and between UIS and U.S. United Ocean Services, LLC, a copy of which is attached hereto as Exhibit F.

“Vessel” means a vessel owned by the Company or any Subsidiary, including towboats and tugs.

ARTICLE II

PURCHASE AND SALE OF INTERESTS

Section 2.1 Purchase and Sale of Interests.

(a) Purchaser and Seller hereby agree that, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign and deliver to Purchaser, all of the Interests, free and clear of any Encumbrances (other than Encumbrances arising pursuant to applicable securities Laws).

(b) At the Closing, Purchaser shall pay to Seller, in consideration for the purchase of the Interests pursuant to Section 2.1(a), an amount in cash equal to (i) $215,000,000 (the “Base Purchase Price”), (ii) plus or minus, as applicable, the amount of the Estimated Net Working Capital Closing Adjustment pursuant to Section 2.3(b), (iii) plus or minus, as applicable, the amount of the Estimated Covered Expenditure Closing Adjustment pursuant to Section 2.3(b), (iv) plus or minus, as applicable, the Stacker/Reclaimer Budget Closing Adjustment pursuant to Section 2.7, provided that (for the avoidance of doubt), the Stacker/Reclaimer Budget Closing Adjustment shall not exceed $2,000,000 as further provided in the proviso to Section 2.7, (v) plus or minus, as applicable, the amount of the Estimated 2012 YTD Repair and Maintenance Expenditure Closing Adjustment pursuant to Section 2.3(b), (vi) minus the Escrow Amount, (vii) minus the Estimated Debt Amount, and (viii) minus the Barge Adjustment Amount, provided that (for the avoidance of doubt), the Barge Adjustment Amount shall not exceed $700,000 as further provided in the definition thereof (the amount payable to Seller on the Closing Date pursuant to this Section 2.1(b) is referred to herein as the “Closing Consideration”).

Section 2.2 Closing.

(a) On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, and the parties hereto shall consummate the Closing, at the offices of Willkie Farr & Gallagher LLP, located at 787 Seventh Avenue, New York, New York, at 10:00 a.m., New York City time, on the second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in

Article VI (other than those conditions which by their terms or nature are to be satisfied at the Closing, provided that such conditions are satisfied (or waived by the Person entitled to the benefit thereof) at the Closing), unless another date, time or place is agreed to in writing by Purchaser and Seller; provided, however, notwithstanding the foregoing, in the event the Closing would otherwise occur prior to June 30, 2012, Seller may, in its sole discretion by written notice to Purchaser, delay the Closing until any time on or prior to June 30, 2012, it being understood that if Seller shall exercise this right the Closing shall occur on the date specified in writing by Seller upon two (2) Business Days’ notice to Purchaser. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(i) a certificate or certificates evidencing the Interests, which shall be duly endorsed to Purchaser or accompanied by duly executed membership interest powers;

(ii) the certificate referred to in Section 6.2(e);

(iii) the Escrow Agreement, duly executed by Seller;

(iv) releases of (A) any and all Encumbrances against the Interests and the assets of the Company or its Subsidiaries, and (B) any guaranty executed by the Company or its Subsidiaries, in each case arising pursuant to or in connection with the ABL Facility or the Indenture;

(v) copies of the resolutions of Seller’s and the Company’s managing member authorizing the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder, certified as being in full force and effect as of the Closing Date by the managing member of Seller and the Company (or a duly authorized officer of Seller and the Company), respectively;

(vi) resignations from all directors and officers of the Company and its Subsidiaries (in each case if any) as of the Closing Date, provided such officer resignations shall only be with respect to the official officer capacity of such persons, and such persons shall remain employees of the Company or the applicable Subsidiary thereof (and neither the Company nor any Subsidiary thereof shall be required to terminate the employment thereof);

(vii) the UOS-UBT Intercompany Agreement, duly executed by all parties thereto; and

(viii) the Transition Services Agreement, duly executed by Seller and the Company.

(c) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller or the other applicable Person referred to in this Section 2.2(c):

(i) the Closing Consideration to Seller, by wire transfer of immediately available funds to an account or accounts designated by Seller to Purchaser in writing prior to the Closing;

(ii) in accordance with the terms set forth in Section 2.4, the Escrow Amount to the Escrow Agent;

(iii) the certificate referred to in Section 6.3(c);

(iv) the Escrow Agreement, duly executed by Purchaser;

(v) in accordance with Section 5.11, the TECO Performance Letter to Seller and Tampa Electric, duly executed by Purchaser;

(vi) in accordance with Section 5.11, the TECO Letter of Credit to Tampa Electric;

(vii) with respect to each letter of credit listed on Section 5.10 of the Seller Disclosure Schedule, a Substitute Letter of Credit and, if applicable, a Letter of Credit Release, in each case duly executed by Purchaser and delivered to or by (as applicable) the beneficiary thereof in accordance with Section 5.10;

(viii) the Transition Services Agreement, duly executed by Purchaser; and

(ix) a copy of resolutions of the board of directors (or similar governing body) of Purchaser and Parent authorizing the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder, certified as being in full force and effect as of the Closing Date by the secretary or assistant secretary of Purchaser and Parent, respectively.

Section 2.3 Certain Purchase Price Adjustments.

(a) No later than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a certificate (the “Seller Certificate”) of a duly authorized representative of Seller, setting forth its good faith estimate of (i) the Net Working Capital (the “Estimated Net Working Capital”), (ii) the Covered Expenditures (the “Estimated Covered Expenditure Amount”), (iii) the Closing Company Debt (the “Estimated Debt Amount”), and (iv) 2012 YTD Repair and Maintenance Expenditure Amount (the “Estimated 2012 YTD Repair and Maintenance Expenditure Amount”).

(b) On the Closing Date, the Base Purchase Price shall:

(i) (A) if the Estimated Net Working Capital exceeds the Reference Net Working Capital, be increased by an amount equal to the amount of such excess, and (B) if the Reference Net Working Capital exceeds the Estimated Net Working Capital, be decreased by an amount equal to such excess (such increase or decrease, as the case may be, being referred to herein as the “Estimated Net Working Capital Closing Adjustment”);

(ii) (A) if the Estimated Covered Expenditure Amount exceeds the Reference Covered Expenditure Amount, be increased by an amount equal to the amount of such excess, and (B) if the Reference Covered Expenditure Amount exceeds the Estimated Covered Expenditure Amount, be decreased by an amount equal to such excess (such increase or decrease, as the case may be, being referred to herein as the “Estimated Covered Expenditure Closing Adjustment”); and

(iii) (A) if the Estimated 2012 YTD Repair and Maintenance Expenditure Amount exceeds the Reference 2012 YTD Repair and Maintenance Expenditure Amount, be increased by an amount equal to the amount of such excess, and (B) if the Reference 2012 YTD Repair and Maintenance Expenditure Amount exceeds the Estimated 2012 YTD Repair and Maintenance Expenditure Amount, be decreased by an amount equal to such excess (such increase or decrease, as the case may be, being referred to herein as the “Estimated 2012 YTD Repair and Maintenance Expenditure Closing Adjustment”).

(c) Within seventy-five (75) days following the Closing Date, Purchaser shall prepare and deliver to Seller the following (collectively, the “Preliminary Statement”):

(i) an unaudited consolidated balance sheet of the Company as of 11:59 p.m., Eastern Standard Time, on the day immediately prior to the Closing Date (the “Preliminary Closing Balance Sheet”), prepared by Purchaser in good faith in accordance with the terms set forth in Section 2.5;

(ii) a calculation by Purchaser of the Net Working Capital based on the Preliminary Closing Balance Sheet and determined in good faith in accordance with the terms set forth in Section 2.5 (the “Preliminary Net Working Capital”);

(iii) a calculation by Purchaser of the Covered Expenditures determined in good faith in accordance with the terms set forth in Section 2.5 (the “Preliminary Covered Expenditure Amount”);

(iv) a calculation by Purchaser of the Closing Company Debt based on the Preliminary Closing Balance Sheet and determined in good faith in accordance with the terms set forth in Section 2.5 (the “Preliminary Debt Amount”);

(v) a calculation by Purchaser of the 2012 YTD Repair and Maintenance Expenditure Amount determined in good faith in accordance with the terms set forth in Section 2.5 (the “Preliminary 2012 YTD Repair and Maintenance Expenditure Amount”).

(d) Seller shall have thirty (30) days following receipt of the Preliminary Statement to review the Preliminary Closing Balance Sheet and the calculations of the Preliminary Net Working Capital, the Preliminary Covered Expenditure Amount, the Preliminary Debt Amount and the Preliminary 2012 YTD Repair and Maintenance Expenditure Amount (collectively, the

“Preliminary Items” and, each, a “Preliminary Item”), and to notify Purchaser in writing if it disputes any aspect of the Preliminary Closing Balance Sheet or any Preliminary Item set forth in the Preliminary Statement (the “Dispute Notice”), specifying the reasons therefor in reasonable detail. In connection with Seller’s review of the Preliminary Statement, Purchaser shall permit, and shall cause its Affiliates and Representatives to permit, Seller and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Purchaser or its Representatives in connection with its preparation of the Preliminary Closing Balance Sheet and/or its calculation of the Preliminary Items, and to finance personnel of Purchaser and its Affiliates and any other information which Seller or any Representative thereof reasonably requests, and Purchaser shall, and shall cause its Affiliates and Representatives to, otherwise cooperate with Seller and its Representatives in connection therewith; provided, however, that Purchaser shall not be required to provide, or cause to be provided, any relevant work papers, schedules, memoranda or other documents if outside legal counsel to Purchaser shall have advised Purchaser that the provision thereof would be reasonably likely to jeopardize the attorney-client privilege.

(e) In the event that Seller shall deliver a Dispute Notice to Purchaser, Purchaser and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any adjustments to the Preliminary Closing Balance Sheet and/or any Preliminary Item shall be made in accordance with the agreement of Purchaser and Seller, then Purchaser and Seller shall set forth any such agreement in writing. In connection with Purchaser’s review of the Dispute Notice, Purchaser and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Seller or its Representatives in connection with Seller’s preparation of the Dispute Notice and to finance personnel of Seller and any other information which Purchaser or any of its Representatives reasonably requests, and Seller shall, and shall cause its Affiliates and Representatives to, otherwise cooperate with Purchaser and its Representatives in connection therewith; provided, however, that Seller shall not be required to provide, or cause to be provided, any relevant work papers, schedules, memoranda or other documents if outside legal counsel to Seller shall have advised Seller that the provision thereof would be reasonably likely to jeopardize the attorney-client privilege. If Purchaser and Seller are unable to resolve any such dispute within ten (10) Business Days (or such longer period as Purchaser and Seller shall mutually agree in writing) of Seller’s delivery of such Dispute Notice, Purchaser and Seller shall promptly submit to the Independent Accounting Firm for resolution any items remaining in dispute, and any determination of the Independent Accounting Firm shall be final and binding on the parties. Purchaser and Seller agree to enter into a customary engagement letter with the Independent Accounting Firm (and shall provide customary indemnification thereto, if so requested by the Independent Accounting Firm), and any fees, costs or expenses of the Independent Accounting Firm (and the American Arbitration Association if engaged pursuant to the definition of Independent Accounting Firm) in respect of its services as contemplated by this Section 2.3 shall be borne by the parties in reverse proportion to the relative success of the parties on the disputed items submitted to the Independent Accounting Firm, with such determination of relative success made by the Independent Accounting Firm, or if the Independent Accounting Firm is unwilling to make such determination, then such fees, costs and expenses shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services and reach a final determination with respect to the matters submitted to it for resolution within thirty (30) days of submission of the Preliminary Closing Balance Sheet, the Preliminary Statement and the Dispute Notice and, in any case, as promptly as practicable after such submission. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 2.3 and any other relevant provisions of this Agreement and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Purchaser or Seller or less than the smallest value for such item claimed by either Purchaser or Seller. In connection with the Independent Accounting Firm’s consideration of the dispute submitted to it, each party hereto shall permit, and cause its Affiliates and Representatives to permit, the Independent Accounting Firm and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by such party or its Representatives in connection with its preparation of the Preliminary Closing Balance Sheet, the Preliminary Statement and/or the Dispute Notice, as the case may be, and to finance personnel of such party and its Affiliates and any other information which the Independent Accounting Firm or any Representative thereof reasonably requests, and the parties hereto shall, and shall cause their respective Affiliates and Representatives to, otherwise cooperate with the Independent Accounting Firm and its Representatives in connection therewith; provided, however, that neither Seller nor Purchaser shall be required to provide, or cause to be provided, any relevant work papers, schedules, memoranda or other documents if outside legal counsel to Seller or Purchaser, as applicable, shall have advised Seller or Purchaser, as applicable, that the provision thereof would be reasonably likely to jeopardize the attorney-client privilege. The Preliminary Closing Balance Sheet, the Preliminary Net Working Capital, the Preliminary Covered Expenditure Amount, the Preliminary Debt Amount and the Preliminary 2012 YTD Repair and Maintenance Expenditure Amount, (i) if no Dispute Notice has been timely delivered by Seller, as originally submitted and calculated by Purchaser, or (ii) if a Dispute Notice has been timely delivered by Seller, as adjusted pursuant to the resolution of such dispute in accordance with this Section 2.3 (whether by mutual written agreement of Purchaser and Seller, or by the determination of the Independent Accounting Firm), is referred to herein, respectively, as the “Final Closing Balance Sheet,” the “Final Net Working Capital,” the “Final Covered Expenditure Amount,” the “Final Debt Amount,” and the “Final 2012 YTD Repair and Maintenance Expenditure Amount.”

(f) The Closing Consideration shall be adjusted as follows (and the aggregate amount of the net increase or decrease, as the case may be, to the Closing Consideration effected pursuant to the immediately following clauses (i)-(iv) is referred to as the “Final Closing Adjustment”):

(i) (A) if the Final Net Working Capital exceeds the Estimated Net Working Capital, increased by the amount of such excess, or (B) if the Estimated Net Working Capital exceeds the Final Net Working Capital, decreased by the amount of such excess;

(ii) (A) if the Final Covered Expenditure Amount exceeds the Estimated Covered Expenditure Amount, increased by the amount of such excess, or (B) if the Estimated Covered Expenditure Amount exceeds the Final Covered Expenditure Amount, decreased by the amount of such excess;

(iii) (A) if the Final Debt Amount exceeds the Estimated Debt Amount, decreased by the amount of such excess, or (B) if the Estimated Debt Amount exceeds the Final Debt Amount, increased by the amount of such excess; and

(iv) (A) if the Final 2012 YTD Repair and Maintenance Expenditure Amount exceeds the Estimated 2012 YTD Repair and Maintenance Expenditure Amount, increased by the amount of such excess, or (B) if the Estimated 2012 YTD Repair and Maintenance Expenditure Amount exceeds the Final 2012 YTD Repair and Maintenance Expenditure Amount, decreased by the amount of such excess.

(g) After the determination of the Final Closing Adjustment pursuant to this Section 2.3:

(i) if the Closing Consideration shall be increased, then Purchaser shall promptly (but in no event more than five (5) Business Days after the determination of the Final Closing Adjustment) pay to Seller the amount of the Final Closing Adjustment by wire transfer of immediately available funds to an account designated by Seller; and

(ii) if the Closing Consideration shall be decreased, then Purchaser and Seller shall promptly (but in no event more than five (5) Business Days after the determination of the Final Closing Adjustment) deliver joint written instructions to the Escrow Agent instructing it to pay to Purchaser from the Escrow Account an amount equal to the amount of the decrease to the Closing Consideration as a result of the Final Closing Adjustment, it being understood and agreed that payment from the Escrow Account shall be the sole and exclusive source of recovery for Purchaser in the event that the Final Closing Adjustment results in amounts being owed to Purchaser pursuant to the terms hereof; provided, however, that solely with respect to the portion (if any) of the Final Closing Adjustment attributable solely to Eligible Direct Claims, Purchaser shall have the right, in lieu of (and not in addition to) receiving such payment from the Escrow Account, to receive payment in respect thereof directly from Seller in an amount not to exceed the Eligible Direct Claims Amount (it being understood that any amounts payable to Purchaser pursuant to this Section 2.3(g)(ii) that are in excess of the Eligible Direct Claims Amount or that do not relate to an Eligible Direct Claim shall be paid to Purchaser solely out of the Escrow Account in accordance with the terms set forth herein and in the Escrow Agreement and Seller shall have no direct liability with respect thereto).

(h) The parties acknowledge that the payments contemplated by this Section 2.3 are intended by the parties to be treated as part of the Closing Consideration and the parties will treat any such payment as an adjustment to the Closing Consideration for Tax and financial reporting purposes. Purchaser and Seller agree not to take any position, including, without limitation, for federal, state, foreign or local Tax purposes, that is inconsistent with the intent expressed in this Section 2.3(h).

Section 2.4 Escrow Deposit. Concurrent with the Closing, Purchaser shall deposit $12,900,000 (such amount, the “Escrow Amount”) in immediately available funds into an escrow account (the “Escrow Account”) to be established and maintained by JPMorgan Chase Bank, N.A., or another escrow agent mutually acceptable to the parties (the “Escrow Agent”), pursuant to an escrow agreement, substantially in the form of Exhibit G attached hereto, with such changes as may be required by the Escrow Agent (the “Escrow Agreement”), to be entered into on the Closing Date by Purchaser, Seller and the Escrow Agent. The Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. The Escrow Amount shall serve as security for, and as the sole source of payment of, the amounts (if any) payable to the Purchaser Indemnitees or Purchaser pursuant to Article VIII, Section 2.3(g)(ii) (except as expressly provided otherwise in such Section 2.3(g)(ii)) and/or Section 2.10, as applicable.

Section 2.5 Accounting Principles.

(a) The Seller Certificate and the Preliminary Statement (and all estimates and calculations of Net Working Capital, Covered Expenditures, Closing Company Debt and 2012 YTD Repair and Maintenance Expenditure Amount) shall be prepared in accordance with GAAP applied using the same accounting methodologies, principles and procedures used in, and on a basis consistent with, those applied by Seller in preparing the financial statements of the Company included in the Annual Report of Seller on Form 10-K for the fiscal year ended December 31, 2011 as filed with the SEC prior to the date hereof (including calculating reserves in accordance with the same methodology used to calculate such reserves in preparation of such financial statements), except that the Seller Certificate and the Preliminary Statement (and all estimates and calculations of Net Working Capital, Covered Expenditures, Closing Company Debt and 2012 YTD Repair and Maintenance Expenditure Amount) shall (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, (ii) not be impacted by any action of Purchaser or its Affiliates (including the Company and its Subsidiaries) after Closing, (iii) include, in the case of Net Working Capital, only those line items included in the definitions of Current Assets and Current Liabilities, and (iv) give effect to any express provisions of the definition thereof, including the proviso to the definition of Closing Company Debt. The computation of Net Working Capital, as of December 31, 2011, prepared in accordance with the terms of this Agreement and assuming that December 31, 2011 was the Closing Date, is attached to Section 2.5 of the Seller Disclosure Schedule. In addition, the parties acknowledge that (A) certain current liabilities of the Company and its Subsidiaries have historically been incurred and, in some instances, paid by Seller on behalf of the Company and its Subsidiaries, (B) any such current liabilities that were outstanding as of December 31, 2011 have been accrued as current liabilities of the Company and its Subsidiaries as reflected on Section 2.5 of the Seller Disclosure Schedule, and (C) to the extent that as of 11:59 p.m., Eastern Standard Time, on the day immediately prior to the Closing Date, Seller shall have current liabilities that were incurred on behalf of the Company or any Subsidiary thereof that have not been paid prior to such date and time, then (x) if Seller is the obligor with respect thereto (and therefore liable to pay the amounts owed to the Person entitled to receipt of such payment), then no amounts in respect thereof shall be accrued as a “Current Liability” for purposes of this Agreement, or (y) if the Company or any Subsidiary thereof is the obligor with respect thereto (and therefore liable to pay the amounts owed to the Person entitled to receipt of such payment), then all amounts in respect thereof shall be accrued as a “Current Liability” for purposes of this Agreement, notwithstanding anything contained in this Agreement (including this Section 2.5) to the contrary.

(b) For the purpose of any purchase price allocation required under Section 1060 or any other provision of the Code, Purchaser and Seller agree that the Closing Consideration shall be allocated among the assets of the Company and its Subsidiaries for Tax purposes following the Closing in accordance with a schedule prepared by Purchaser and delivered to Seller within ninety (90) days following the Closing, with such schedule to be agreed upon by Purchaser and Seller within thirty (30) days thereafter (the “Allocation”). Purchaser and Seller agree (A) to be bound by the Allocation, (B) to act in accordance with the Allocation in the filing of all Tax Returns (including, without limitation, filing Internal Revenue Service Form 8594 (and any supplemental or amended Form 8594) with their U.S. federal income Tax Returns for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax examination or Tax litigation relating thereto (and to cooperate in the preparation of any such filings), and (C) to take no position and cause their respective Affiliates to take no position inconsistent with the Allocation for Tax purposes, unless otherwise required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Solely for income tax purposes, Purchaser and Seller agree that if the Subject Vessels have not been sold to a third party prior to the Closing, the assets of the Company and its subsidiaries will include the Subject Vessels and that the Allocation will allocate a portion of the Closing Consideration to the Subject Vessels.

(c) Seller and Purchaser acknowledge and agree that nothing in this Agreement is intended to produce any double counting of benefits or detriments to Seller or Purchaser by reason of the computations required to be made hereunder in respect of Net Working Capital, Closing Company Debt, Covered Expenditures and 2012 YTD Repair and Maintenance Expenditure Amount.

Section 2.6 Covered Proceeding.

(a) Following the Closing, Seller (or a designee thereof) shall, at the sole expense of Seller, continue to have sole control and authority with respect to the negotiations in respect of, and the prosecution, defense and/or settlement of (including, for the avoidance of doubt, any decision to settle), the Covered Proceeding, in each case for and on behalf of the Company and any Affiliate thereof; provided, however, that Seller shall permit Purchaser or an Affiliate thereof (including the Company or any Subsidiary thereof following the Closing) to participate in such negotiations, settlement or defense through counsel chosen by Purchaser (the fees and expenses of such counsel shall be borne by Purchaser).

(b) In connection with the foregoing, Purchaser shall, and shall cause its Affiliates (including the Company and its Subsidiaries following the Closing) to, (i) cooperate fully with Seller in the negotiations in respect of, and the prosecution, defense or settlement of, the Covered Proceeding, including by executing or causing the Company or any Subsidiary thereof to execute such documents or instruments as may be reasonably required in connection therewith, and (ii) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by Seller in connection therewith; provided that Seller shall reimburse Purchaser and the Company for all third party, out-of-pocket and reasonable fees and expenses incurred by any of them following the Closing in connection with Purchaser’s compliance with this Section 2.6(b).

(c) Notwithstanding anything to the contrary herein, Purchaser agrees that following the Closing and until a final non-appealable award, judgment, resolution or settlement in respect of the Covered Proceeding shall be issued or entered into or agreed to in writing (for the avoidance of doubt, such resolution or settlement requiring the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed ), Purchaser shall not, and shall cause its Affiliates (including the Company and its Subsidiaries following the Closing) not to, take any action that would be reasonably likely to (i) reduce or otherwise adversely affect in any way (including in respect of timing of payment) any amounts alleged to be payable to the Company or any Subsidiary thereof in respect of the Covered Proceeding or (ii) otherwise have an adverse effect on the outcome of the Covered Proceeding.

(d) In the event that Purchaser or any Affiliate thereof (including, after the Closing Date, the Company or any Subsidiary thereof) receives a payment or any other proceeds from any Person in respect of the Covered Proceeding, whether due to any settlement, judgment or other resolution thereof, Purchaser shall, or shall cause an Affiliate thereof to, (a) pay (promptly (and, in any event, within three (3) Business Days) following the receipt thereof by Purchaser or any Affiliate thereof) to Seller an amount in cash, as additional purchase price, equal to the entire amount of such payment or such other proceeds and (ii) provide written notice to Seller promptly following the receipt thereof and shall thereafter provide to Seller any additional information that it may reasonably request in connection therewith. Any payment under this Section 2.6 shall be paid to Seller by wire transfer of immediately available funds to the bank account or accounts designated in writing by Seller to Purchaser. The parties acknowledge that Seller will be treated as retaining ownership for income Tax purposes of the Covered Proceeding and will report the receipt of the payments described herein as income (net of appropriate deductions, if any) for Tax and financial reporting purposes. Purchaser and Seller agree not to take any position, including, without limitation, for federal, state, foreign or local Tax purposes, that is inconsistent with the intent expressed in this Section 2.6.

Section 2.7 Stacker/Reclaimer Budget Adjustment. No later than two (2) Business Days prior to the Closing Date, Seller shall request that Shaw GBB, LLC (“Shaw”) deliver to Seller a good faith estimate as of the date of delivery of such estimate (or the most recent practicable date prior to the date of delivery of such estimate) of the aggregate cost incurred or to be incurred by or on behalf of the Company (including, in the reasonable judgment of Shaw and consistent with the methodology used to determine the Reference Stacker/Reclaimer Cost, an appropriate contingency for all non-firm or non-fixed cost elements) to complete the purchase, construction, assembly, acceptance testing and commissioning of the stacker/reclaimer as contemplated by the project plan referenced in Section 1.1(a) of the Seller Disclosure Schedule (such good faith aggregate cost estimate, the “Estimated Total Stacker/Reclaimer Cost”). On the Closing Date, the Base Purchase Price shall (i) if the Estimated Total Stacker/Reclaimer Cost exceeds the Reference Stacker/Reclaimer Cost, be decreased by an amount equal to the amount of such excess, and (ii) if the Reference Stacker/Reclaimer Cost exceeds the Estimated Total Stacker/Reclaimer Cost, be increased by an amount equal to such excess (such increase or decrease, as the case may be, being referred to herein as the “Stacker/Reclaimer Budget Closing Adjustment”); provided, however, that in no event shall the Stacker/Reclaimer Budget

Closing Adjustment exceed $2,000,000. Seller agrees, and agrees to cause the Company, not to amend that certain Stacker/Reclaimer Construction and Erection Agreement dated September 23, 2011, by and between U.S. United Bulk Terminal, LLC and Shanghai Zhenhua Heavy Industries Co., Ltd. to modify the scope thereof in any material respect.

Section 2.8 Subject Vessel Adjustment. If the Subject Vessels are sold or otherwise transferred by U.S. United Ocean Services, LLC or any Subsidiary thereof following the Closing Date in accordance with Section 5 of the UIS-UOS Agreement, then promptly (and, in any event, within three (3) Business Days) following the Vessel Disposition Date (as defined in the UIS-UOS Agreement), Seller shall pay to Purchaser an amount in cash equal to the amount of the Net Subject Vessel Proceeds. The parties agree that for federal and state income tax purposes, any such sale or other transfer will be treated and reported on all income tax returns as occurring for the account of Purchaser and any gain or loss recognized on such sale will be reported by Purchaser on its income tax returns, and, consistent with such treatment, the payment of such Net Subject Vessel Proceeds will not be an adjustment to the Closing Consideration. Purchaser and Seller agree not to take any position, including, without limitation, for federal, state, foreign or local income Tax purposes, that is inconsistent with the intent expressed in this Section 2.8. For the avoidance of doubt, if the Subject Vessels are sold or otherwise transferred on or prior to the Closing Date in accordance with Section 5.16, this Section 2.8 shall be of no force or effect and neither Seller nor any Affiliate thereof shall be obligated in any respect of this Section 2.8.

Section 2.9 Barge Count. As of 11:59 p.m. Central Time on the day immediately prior to the Closing Date, Seller shall prepare and deliver to Purchaser a certificate (the “Barge Certificate”) of a duly authorized representative of Seller setting forth the number of Loaded Barges and, without limitation of the foregoing, if, on the Closing Date, U.S. United Barge Line, LLC is owned by Seller, the Barge Certificate shall also set forth the number of Loaded Barges that are owned by U.S. United Barge Line, LLC (the “Closing UBL Barge Amount”). If (a) the number of Loaded Barges exceeds the Reference Loaded Barge Amount, the Base Purchase Price shall be decreased by the Barge Adjustment Amount, and (b) the Reference Loaded Barge Amount exceeds the number of Loaded Barges, then no adjustment shall be made to the Base Purchase Price pursuant to this Section 2.9. If, on the Closing Date, Seller owns U.S. United Barge Line, LLC, then on the day following the Closing Date, Seller and Purchaser shall collectively compute the number of Loaded Barges that are owned by U.S. United Barge Line, LLC as of 11:59 p.m. Central Time on such day (the “Updated UBL Barge Amount”). Seller and Purchaser shall immediately thereafter recompute the Barge Adjustment Amount with the only changes to the computation made prior to the Closing as set forth in the Barge Certificate being (i) if the Updated UBL Barge Amount exceeds the Closing UBL Barge Amount, to increase the number of Loaded Barges by such excess, and (ii) if the Closing UBL Barge Amount exceeds the Updated UBL Barge Amount, to decrease the number of Loaded Barges by such excess, it being agreed that if the Closing UBL Barge Amount and the Updated UBL Barge Amount shall be equal, then no adjustment to the Barge Adjustment Amount shall be made. If (A) the Barge Adjustment Amount, after giving effect to the recomputation thereof pursuant to the preceding sentence, exceeds the Barge Adjustment Amount set forth in the Barge Certificate (the “Underpayment Amount”), then the Underpayment Amount shall be included as a Current Liability for purposes of computing Final Working Capital pursuant to Section 2.3, and (B) the Barge Adjustment Amount set forth in the Barge Certificate exceeds the Barge Adjustment Amount after giving effect to the recomputation thereof pursuant to the preceding sentence (the “Overpayment Amount”), then the Overpayment Amount shall be included as a Current Asset for purposes of computing Final Working Capital pursuant to Section 2.3.

Section 2.10 Underwater Dock Condition Purchase Price Adjustment.

(a) As soon as reasonably practicable following the date hereof (but in any case prior to the Closing), Purchaser and Seller shall use their respective commercially reasonable efforts to work together to select, hire and enter into any required definitive documentation with the Agreed Contractor (which documentation shall be mutually acceptable to each of the parties hereto), and concurrently therewith or promptly thereafter (but in any case prior to the Closing) the Independent Diver. Immediately following the Closing, the parties shall instruct the Independent Diver, under the direction of the Agreed Contractor, to commence an inspection of solely the underwater components of the dock structure of the Company located at Davant, Louisiana (the “Underwater Dock”) as they existed on the Closing Date in accordance with the scope and upon the terms set forth on Section 2.10 of the Seller Disclosure Schedule (such scope and terms, the “Underwater Dock Inspection Scope”, and such inspection the “Underwater Dock Inspection”). The parties agree that they shall request the Agreed Contractor to issue to Purchaser and Seller a final engineering inspection report (the “Inspection Report”) no later than six (6) weeks following the Closing Date (provided that the parties acknowledge that the Inspection Report may not be delivered within such six (6) week period due to weather or other conditions that delay the delivery thereof), which Inspection Report shall be in customary form for a report of this type and shall, without limitation of the foregoing, set forth in reasonable detail (i) the findings of the Underwater Dock Inspection, (ii) the Agreed Contractor’s conclusion as to whether there exists any condition on the Underwater Dock that constitutes an Acceptable Claim, and (iii) if the Inspection Report concludes that there is a condition on the Underwater Dock that constitutes an Acceptable Claim, the Inspection Report shall also describe such Acceptable Claim in reasonable detail (including the reasons why such conditions constitute an Acceptable Claim) and shall set forth the Agreed Contractor’s recommended remediation that should be undertaken in connection with such Acceptable Claim, it being understood and agreed that such remediation shall be limited to, and the parties shall instruct the Agreed Contractor to limit such remediation recommendation to, such remediation that (i) is required such that after giving effect to the completion thereof neither a Level 1 Condition nor Level 2 Condition shall exist in respect of such Acceptable Claim and (ii) is such that upon completion of the remediation the structural components involved will be in compliance with the AISC Manual of Steel Construction. The fees, costs and expenses of the Agreed Contractor and the Independent Diver shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser, and each of them shall enter into a customary engagement letter or similar agreement with the Agreed Contractor and Independent Diver, which may provide for indemnification to be provided by Seller and Purchaser on customary terms.

(b) Following the Closing, including prior to and following the delivery of the Inspection Report, any Inspection Dispute Notice and/or commencement of any remediation work in respect of any Acceptable Claim or otherwise, Purchaser shall permit, and shall cause its Affiliates (including the Company and its Subsidiaries) and Representatives to permit, Seller and its Representatives (including the Seller Contractor) to have reasonable access, during normal business hours and upon reasonable notice, to the employees and Representatives of Purchaser and its Affiliates (including the Company and its Subsidiaries) with knowledge of the issues in respect of the Underwater Dock and to the Underwater Dock and all documentation, invoices, reports and other information relating thereto, including in respect of any remediation work undertaken or proposed to be undertaken (including in the Inspection Report) in respect thereof, as Seller or any Representative thereof may reasonably request from time to time. Notwithstanding anything contained herein to the contrary, other than the Underwater Dock Inspection contemplated by this Section 2.10, in connection with the review of the Inspection Report or any other matter relating to the Underwater Dock or the Underwater Dock Inspection, no party shall have the right to perform (and no party shall perform) an actual underwater inspection of the Underwater Dock.

(c) Each of Purchaser and Seller shall have thirty (30) days following receipt of the Inspection Report (the “Inspection Review Period”) to review the Inspection Report and the information contained therein (including by retaining the Purchaser Contractor or Seller Contractor, as the case may be, to assist in the review of the Inspection Report) and to notify the other party in writing (an “Inspection Dispute Notice”) if it disputes any aspect of the Inspection Report or the information contained therein, including whether an Acceptable Claim shall exist or the remediation thereof recommended by the Agreed Contractor as set forth in the Inspection Report. If any party shall fail to deliver to the other party an Inspection Dispute Notice prior to the end of the Inspection Review Period, the Inspection Report (as to such party that has so failed to deliver such Inspection Dispute Notice within such time period) shall become final and binding (including as to any remediation recommended therein that is in compliance with the terms hereof or any conclusion of the Agreed Contractor that there are no Acceptable Claims), provided that failure to deliver an Inspection Dispute Notice prior to the end of the Inspection Review Period shall not affect the right of any party to dispute any information or positions that are set forth in an Inspection Dispute Notice delivered by any other party hereto. At the end of the Inspection Review Period, in the event that Purchaser and/or Seller shall have delivered an Inspection Dispute Notice to the other party, Purchaser and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any adjustments to the Inspection Report shall be made in accordance with the agreement of Purchaser and Seller, then Purchaser and Seller shall set forth any such agreement in writing. If Purchaser and Seller are unable to resolve any such dispute within ten (10) days (or such longer period as Purchaser and Seller shall mutually agree in writing) of the later of Purchaser’s and/or Seller’s delivery of its Inspection Dispute Notice (or, if only one such party has delivered an Inspection Dispute Notice, the expiration of the Inspection Review Period), then Purchaser and Seller shall mutually designate an independent marine structural engineering Person that is an expert in the matters subject to dispute (the “Independent Underwater Dock Expert”) and shall submit to such Independent Underwater Dock Expert for resolution any items remaining in dispute; provided, however, that if the parties cannot mutually agree upon the Independent Underwater Dock Expert within ten (10) days (or such longer period as Purchaser and Seller shall mutually agree in writing) of the expiration of such 10-day period (or such longer period) referenced in the preceding sentence, then any party may take such actions as are required to request that the New York City office of the American Arbitration Association select the Independent Underwater Dock Expert, and such selection by the American Arbitration Association shall be binding on the parties.

(d) If the Independent Underwater Dock Expert is retained, Purchaser and Seller shall each present (or may cause their respective Representatives, including the Purchaser Contractor or the Seller Contractor, as applicable, to present) in writing and/or orally to the Independent Underwater Dock Expert (A) its proposed resolution of each of the remaining disputed items (on an item by item basis), including its basis (described in reasonable detail) for asserting that any Acceptable Claim does or does not exist, as applicable, and if such party is asserting that an Acceptable Claim exists or is disputing the remediation recommended by the Inspection Report or proposed in any Inspection Dispute Notice, the proposed remediation in respect thereof (if any) (each, a “Proposed Resolution”), (B) any materials it wishes to present to justify the resolution or position it so presents, including any materials prepared by or on behalf of such party, including by the Purchaser Contractor or Seller Contractor, as applicable, and (C) the Inspection Report and/or the Inspection Dispute Notice, provided that in no event shall either party have any material ex parte communication with the Independent Underwater Dock Expert. The Independent Underwater Dock Expert shall review each of the Proposed Resolutions submitted by Purchaser and Seller concerning each of the remaining disputed items together with the supporting materials submitted in favor thereof. Purchaser and Seller shall instruct the Independent Underwater Dock Expert to adopt as the resolution of each remaining disputed item (on an item by item basis) either the Proposed Resolution of Seller or the Proposed Resolution of Purchaser with respect to each such dispute item (and the Independent Underwater Dock Expert shall have no power whatsoever to reach any other result) and, in reaching its determination between the Purchaser Resolution and the Seller Resolution, the Independent Underwater Dock Expert shall adopt the resolution of each item that in its judgment is closest to the conclusion that it independently has reached based on a review of all of the information and materials made available to it hereunder. For the avoidance of doubt, with respect to different items in dispute, the Independent Underwater Dock Expert may adopt Purchaser’s Proposed Resolution of some items and Seller’s Proposed Resolution of other items. The Independent Underwater Dock Expert shall be instructed to use reasonable best efforts to perform its services and reach a final determination with respect to the matters submitted to it for resolution within thirty (30) days of submission to it of the Proposed Resolutions submitted by Purchaser and Seller concerning each of the remaining disputed items together with the supporting materials submitted in favor thereof and, in any case, as promptly as practicable after such submission. In resolving any disputed item, the Independent Underwater Dock Expert shall be bound by the provisions of this Section 2.10 and any other relevant provisions of this Agreement (including the terms of the Underwater Dock Inspection Scope). In connection with the Independent Underwater Dock Expert’s consideration of the dispute(s) submitted to it, each party hereto shall permit, and cause its Affiliates and Representatives to permit, the Independent Underwater Dock Expert and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to all of its employees and Representatives with knowledge of the issues in respect of the Underwater Dock and to the Underwater Dock and all documentation, invoices, reports and other information relating thereto, including in respect of any remediation work undertaken or proposed to be undertaken in respect thereof, as the Independent Underwater Dock Expert or any Representative thereof may reasonably request from time to time; provided, however, that the determination and other actions taken by the Independent Underwater Dock Expert in connection with its review of the Proposed Resolutions of the parties and the other materials submitted shall not include the undertaking of an actual underwater inspection by such Independent Underwater Dock Expert, but shall rather be limited to a review of the materials and other information submitted thereto in accordance with this Section 2.10. Without limiting the foregoing, Purchaser and Seller agree to enter into a customary engagement letter with the Independent

Underwater Dock Expert (and shall provide customary indemnification thereto, if so requested by the Independent Underwater Dock Expert), and any fees, costs or expenses of the Independent Underwater Dock Expert (and, if applicable, the American Arbitration Association if engaged pursuant to the definition of Independent Underwater Dock Expert) in respect of its services as contemplated by this Section 2.10 shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

(e) The Inspection Report, (i) if no Inspection Dispute Notice has been timely delivered by either party, as originally submitted by the Agreed Contractor, or (ii) if an Inspection Dispute Notice has been timely delivered by either Purchaser or Seller, as adjusted pursuant to the resolution of such dispute in accordance with this Section 2.10 (whether by mutual written agreement of Purchaser and Seller, or by the determination of the Independent Underwater Dock Expert or otherwise), is referred to herein as the “Final Underwater Dock Report”.

(f) If (i) the Final Underwater Dock Report shall state that there are Acceptable Claims, (ii) the aggregate amount of Eligible Costs and Expenses that shall have been actually expended by Purchaser and its Affiliates shall, at the relevant time of determination, exceed the Underwater Dock Threshold, and (iii) Purchaser or an Affiliate thereof shall have completed the remediation of the applicable Acceptable Claim and actually paid (or had paid on its behalf other than pursuant to this Section 2.10) all costs and expenses required to be paid in connection therewith, in each case as evidenced by appropriate invoices, receipts and other documents and records reasonably requested by Seller, then, with respect to any such Acceptable Claim, Purchaser and Seller shall promptly (but in no event more than five (5) Business Days after the date that Purchaser submits the evidence required hereby) deliver joint written instructions to the Escrow Agent instructing it to pay to Purchaser from the Escrow Account an amount equal to the amount of the Eligible Costs and Expenses actually paid by Purchaser in connection with effecting remediation of such Acceptable Claim; provided, however, that the aggregate amount that may be paid out of the Escrow Account in respect of the remediation of any and all Acceptable Claims and any and all Eligible Costs and Expenses paid by Purchaser or any Affiliate thereof in connection therewith shall not exceed $8,000,000, it being agreed that any Eligible Costs or Expenses incurred by Purchaser or any Affiliate thereof that are in excess of such amount shall be for the sole account of Purchaser or the applicable Affiliate thereof, and neither Seller or any Affiliate thereof shall have any obligation or liability with respect thereto pursuant to this Section 2.10 or any other provision of this Agreement or any other Transaction Document and no other claim, including any claim pursuant to Article VIII hereof, shall be made with respect thereto. Notwithstanding anything herein to the contrary, in retaining any contractor or other Person (who may not be an Affiliate of Purchaser or any Affiliate thereof) to perform any remediation or similar services in respect of any Acceptable Claim, Purchaser shall comply with the applicable provisions of the Escrow Agreement with respect thereto. For the avoidance of doubt, the sole and exclusive source of recovery in respect of each Acceptable Claim and any and all Eligible Costs and Expenses paid in connection therewith shall be the Escrow Amount, and in no event shall (1) Seller or any Affiliate thereof or any other Person have any direct liability or obligation in respect of any such Acceptable Claim or any such Eligible Costs and Expenses, or (2) Purchaser or any Affiliate thereof be entitled to recover any Eligible Costs and Expenses or any other amounts in respect of any Acceptable Claim from any source other than the Escrow Account or in an aggregate amount in excess of the Escrow Amount on deposit in the

Escrow Account as of any applicable date of determination, it being agreed that on the date (if any) that the Escrow Amount is reduced to zero (0) for any reason (including due to the release of the Escrow Amount from the Escrow Account in accordance with the terms of the Escrow Agreement), the Purchaser and its Affiliates shall have no right to recover any Eligible Costs and Expenses or other amounts in respect of any Acceptable Claim. Notwithstanding anything contained herein to the contrary (including the representations and warranties in Article III), (x) neither Purchaser nor any Affiliate thereof shall have the right to receive any payment in respect of any Acceptable Claim, Seller shall not be required to deliver joint written instructions with respect thereto and Purchaser shall forfeit any such Acceptable Claim (and such Acceptable Claim shall therefore be deemed to not exist), if Purchaser or any Affiliate thereof has not commenced remediation in respect of an Acceptable Claim within twelve (12) months of the Closing Date, or if any time after the Closing Date Purchaser does not proceed with reasonable diligence to complete the remediation with respect to such Acceptable Claim, and (y)(A) the rights of Purchaser and its Affiliates set forth in this Section 2.10 are the sole and exclusive remedy with respect to any claim concerning the condition, fitness or any other matter relating to the Underwater Dock, (B) Seller makes no representation or warranty as to the condition, fitness or any other matter relating to the Underwater Dock, and (C) subject to the terms of this Section 2.10 with respect to Acceptable Claims, with respect to the condition, fitness and other matters relating to the Underwater Dock, Purchaser hereby acknowledges and agrees that it is acquiring the Underwater Dock on an “as is, where is” and with all faults basis in its present condition with all known and unknown defects, and without representations, warranties or covenants, express or implied, of any kind or nature.

(g) The amount of any and all Eligible Costs and Expenses shall be determined net of any amounts recovered or reasonably expected to be recovered by the Purchaser or any Affiliate thereof (including, following the Closing, the Company and its Subsidiaries), as applicable, under insurance policies or from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Eligible Costs and Expenses. In any case where Purchaser or any Affiliate thereof (including, following the Closing, the Company and its Subsidiaries) recovers, under insurance policies or from other collateral sources, any amount in respect of an Acceptable Claim for which Purchaser received a payment pursuant to this Section 2.10, Purchaser shall promptly pay over to the Escrow Agent for re-inclusion in the Escrow Account the amount so recovered (after deducting therefrom the amount of any reasonable out-of-pocket, third-party expenses incurred by Purchaser or such Affiliate in procuring such recovery); provided, however, that if such recovery is made after the Release Date, such amounts shall be paid directly to Seller; provided further, however, that if, as of the Release Date, there shall be claims pending against the Escrow Amount, then only the amount that is so recovered that is in excess of the aggregate amount of all such pending claims shall be paid to Seller and the balance shall promptly paid over to the Escrow Agent for re-inclusion in the Escrow Account in accordance with the terms set forth herein. In addition, Purchaser shall not be entitled to any payment pursuant to this Section 2.10 for any Eligible Costs and Expenses to the extent that Purchaser or any Affiliate thereof (including, following the Closing, the Company and its Subsidiaries) could have, with commercially reasonable efforts, mitigated or prevented the need for such Eligible Costs and Expenses.

(h) The parties acknowledge that the payments contemplated by this Section 2.10 are intended by the parties to be treated as part of the Closing Consideration and the parties will treat any such payment as an adjustment to the Closing Consideration for Tax and financial reporting purposes. Purchaser and Seller agree not to take any position, including, without limitation, for federal, state, foreign or local Tax purposes, that is inconsistent with the intent expressed in this Section 2.10(h).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as (a) disclosed in any Qualifying SEC Report (other than (i) any information that is contained solely in the “Risk Factors” section of such Qualifying SEC Reports and (ii) any forward-looking statements contained in such Qualifying SEC Reports), if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent, or (b) set forth on the Seller Disclosure Schedule and subject to the terms set forth in Section 9.6 of this Agreement, Seller represents and warrants to Purchaser as follows:

Section 3.1 Organizational Status. Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its governing jurisdiction and each (a) has all requisite limited liability company power and authority to carry on its business as it is now being conducted and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of the Business requires it to be so qualified. Seller has made available to Purchaser copies of the Organizational Documents of the Company and its Subsidiaries as in effect on the date hereof. Neither the Company nor any of its Subsidiaries is in default under or in violation of any of its Organizational Documents in any material respect.

Section 3.2 Authorization. The execution and delivery of this Agreement and the other Transaction Documents by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and the other Transaction Documents, when executed and delivered by Seller (assuming due authorization, execution and delivery by Purchaser and any other Person party thereto) will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 3.3 No Conflict. Assuming all Governmental Filings and waiting periods described in or contemplated by Section 3.4 have been obtained or made, or have expired, the execution and delivery of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby will not (a) contravene, conflict with or violate any applicable Law or Governmental Order to which any of Seller, the Company or the Subsidiaries of the Company are subject, (b) with or without notice, lapse of time or both, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of or create in any party the right to exercise any remedy or to obtain any additional rights under, or to accelerate, terminate or cancel any Contract to which Seller or its Subsidiaries (including the Company and its Subsidiaries) is a party or by which Seller or its Subsidiaries (including the Company and its Subsidiaries) is bound or to which the assets of Seller or its Subsidiaries (including the Company and its Subsidiaries) are subject or (c) contravene, conflict with or violate the Organizational Documents of Seller, the Company or the Subsidiaries of the Company or any resolution adopted by the managers or members (or Persons exercising similar authority) of Seller, the Company or the Subsidiaries of the Company, other than, in the case of clauses (a) and (b) above, any such violations, conflicts, breaches, defaults, accelerations or rights that would not reasonably be expected to have a Material Adverse Effect.

Section 3.4 Consents; Governmental Filings. None of Seller, the Company or any Subsidiary of the Company is required to obtain consent from any Person (other than a Governmental Entity) in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation or the performance of any of the transactions contemplated therein, except where the failure to obtain any such consent would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No filings or registrations with, notifications to, or authorizations, consents or approvals of, a Governmental Entity (collectively, “Governmental Filings”) are required to be obtained or made by any of Seller, the Company or the Subsidiaries of the Company in connection with the execution and delivery of this Agreement or the other Transaction Documents by Seller or the consummation by Seller of the transactions contemplated hereby or thereby, except (a) compliance with and filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (b) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”), (c) Governmental Filings that become applicable as a result of matters specifically related to Purchaser or its Affiliates and (d) such other Governmental Filings, the failure of which to be obtained or made would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.5 Capital Structure; Subsidiaries.

(a) Seller owns (of record and beneficially) all of the Interests free and clear of any Encumbrances (except for (i) any Encumbrances arising pursuant to applicable securities Laws or that were created by or arise pursuant to the terms of this Agreement or the other Transaction Documents, and (ii) any Encumbrances shown in Section 3.5(a) of the Seller Disclosure Schedule which will be released prior to Closing). The Interests are duly authorized and were validly issued and constitute all of the outstanding equity interests of the Company. There are no (A) outstanding obligations, options, warrants, convertible securities or other rights, agreements or commitments obligating Seller or the Company to issue or sell or otherwise transfer any equity interests of the Company, (B) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company, or (C) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity interests of the Company. The assignments, endorsements, membership interest powers or other instruments of transfer to be delivered by Seller to Purchaser at the Closing will be sufficient to transfer Seller’s entire interest in the Interests (of record and beneficially). Upon transfer to Purchaser of the certificates representing the Interests, Purchaser will receive good title to the Interests, free and clear of all Encumbrances (other than Encumbrances arising pursuant to applicable securities Laws).

(b) As of the date of this Agreement, the Company does not have any Subsidiaries and does not own an equity interest in any Person. As of the Closing Date, the Company’s only Subsidiaries, and the only Persons in which the Company owns any equity interests, are the Subsidiaries listed on Section 3.5(b) of the Seller Disclosure Schedule. All of the equity interests of the Persons that shall be Subsidiaries of the Company as of the Closing are duly authorized and were validly issued and (as of the Closing Date) shall be owned (of record and beneficially) by the Company free and clear of any Encumbrances (except for any Encumbrances arising pursuant to applicable Securities Laws or that were created by or arise pursuant to the terms of this Agreement or the other Transaction Documents). As of the Closing, there shall be no (i) outstanding obligations, options, warrants, convertible securities or other rights, agreements or commitments obligating the Company or any such Subsidiary thereof to issue or sell or otherwise transfer any equity interests of any such Subsidiary of the Company, (ii) outstanding obligations of any such Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its equity interests, or (iii) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity interests of any such Subsidiary of the Company.

(c) As of immediately following the Closing, neither the Company nor any of its Subsidiaries shall be an obligor with respect to any Company Debt referred to in clause (i) of the definition thereof, whether as a primary obligor, guarantor or otherwise.

Section 3.6 Financial Statements; Books and Records; Accounts Receivable.

(a) Seller has made available to Purchaser a true and complete copy of the Financial Statements. The Financial Statements fairly present in all material respects the consolidated financial position of the Company and U.S. United Inland Services, LLC as and at the respective dates thereof and the consolidated results of operations and cash flows of the Company and U.S. United Inland Services, LLC for the respective periods then ended (subject to year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by Form 10-Q of the SEC and, without limiting the foregoing, for the lack of footnotes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). The Financial Statements (i) were prepared from, and are consistent in all material respect with, the accounting records of the Company and U.S. United Inland Services, LLC and (ii) are consistent in all material respects with the unaudited financial statements of the Company included in the consolidated financial statements of Seller included in the Qualifying SEC Reports covering the relevant period covered by the such Financial Statements.

(b) Seller has devised and maintained, and has applied to the Company and its Subsidiaries, a system of internal accounting controls that are designed to provide reasonable assurances regarding (i) the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) receipts and expenditures of the Company and its Subsidiaries being made only in accordance with authorization of management,

(iii) prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiary’s assets, and (iv) recorded accountability for assets being compared with the existing assets at reasonable intervals, with appropriate action taken with respect to any differences.

(c) The minute books of the Company and each of its Subsidiaries contain complete and correct records, in all material respects, of all meetings held of, and actions taken by written consent of, the holders of voting securities, the board of directors or Persons exercising similar authority, and committees of the board of directors or Persons exercising similar authority, of the Company and its Subsidiaries.

(d) All accounts receivable of the Company and each of its Subsidiaries, whether or not reflected on the Balance Sheet, represent obligations arising from sales actually made or services actually performed by the Company or any Subsidiary thereof in the ordinary course of business.

Section 3.7 Undisclosed Liabilities. Except for (i) liabilities which are accrued or reserved against in the Balance Sheet or disclosed (if applicable) in the notes thereto or in the notes to the other Financial Statements that are subject to the representations and warranties set forth in Section 3.6(a), (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business of the Company or its Subsidiaries, (iii) liabilities arising in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby, (iv) liabilities to be included in the computation of Net Working Capital or Closing Company Debt and (v) liabilities disclosed on another section of the Seller Disclosure Schedule, the Company and its Subsidiaries do not have any liabilities that are material to the Company and its Subsidiaries, taken as a whole, and that are required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP.

Section 3.8 Absence of Certain Changes.

(a) Except as set forth on Section 3.8(a) of the Seller Disclosure Schedule, from the Balance Sheet Date through the date of this Agreement, there has not occurred any:

(i) Material Adverse Effect;

(ii) Adoption of, amendment to, or material increase or decrease in the payments to or benefits under any Company Plans;

(iii) Any material increase or decrease by the Company or any of its Subsidiaries of any bonus, salary, benefit or other compensation to any officer of the Company or any Subsidiary thereof, or entry into or amendment of any employment, severance, change of control or similar Contract, in each case with any director, manager, officer, employee or consultant of the Company or any Subsidiary thereof;

(iv) damage to or destruction or loss of any material asset owned or used by the Company or any of its Subsidiaries that is not covered by insurance.

(b) Except as contemplated by this Agreement or the other Transaction Documents, from the Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted the Business in the ordinary course in all material respects, and none of the Company or its Subsidiaries has:

(i) amended its Organizational Documents;

(ii) adopted a plan or agreement of liquidation, dissolution, merger, consolidation, recapitalization or other reorganization;

(iii) (A) issued, sold, transferred or disposed of any of its equity interests, (B) granted any options, warrants or other rights to purchase or obtain any of its equity interests, (C) split, combined, subdivided or reclassified any of its equity interests, (D) declared, set aside or paid any dividend or other distribution, other than any dividend or distribution payable in cash, with respect to any of its equity interests or (E) redeemed, purchased or otherwise acquired any of its equity interests;

(iv) entered into or consummated any transaction involving the acquisition of the business, stock, assets or other properties of any other Person for consideration in excess of $2,500,000, except pursuant to existing Contracts and except purchases of assets and properties in the ordinary course of business;

(v) sold, leased, licensed or otherwise disposed of any assets or property for consideration in excess of $2,500,000, except pursuant to existing Contracts and except in the ordinary course of business;

(vi) except as may be required as a result of a change in Law or in GAAP, materially changed any of its material accounting principles or practices;

(vii) made or rescinded any material Tax election with respect to the Company or its Subsidiaries, other than in the ordinary course of business; or

(viii) agreed or otherwise committed to take any of the foregoing actions.

Section 3.9 Legal Proceedings; Governmental Orders. There are no Actions pending or, to the Knowledge of Seller, threatened in writing against Seller, the Company or the Subsidiaries of the Company, in each case as of the date hereof that, if adversely determined against the Company or any such Subsidiary would be reasonably likely to result in liability to the Company or such Subsidiary in excess of $200,000 with respect to any such Action. None of the Company or its Subsidiaries is subject to any Governmental Order other than any Governmental Order that is generally applicable to Persons engaged in businesses similar to the Business. Each of the Company and its Subsidiaries has at all times since January 1, 2010 been in compliance in all material respects with each such Governmental Order to which they, or any assets owned or used by them, are or have been subject.

Section 3.10 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries have at all times since January 1, 2010 operated the Business in compliance in all material respects with applicable Laws. Since January 1, 2010 and prior to the date hereof, none of the Company or its Subsidiaries has received any written notice or, to the Knowledge of Seller, any oral communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Law in any material respect, except for any of the foregoing that have been resolved prior to the date hereof.

(b) (i) All approvals, permits and licenses of Governmental Entities required to conduct, and that are material to, the Business as currently conducted (collectively, “Permits”) have been obtained by one or more of the Company or its Subsidiaries, (ii) all such Permits are valid and in full force and effect, and (iii) the Business has at all times been operated in compliance in all material respects with all such Permits. Since January 1, 2010 and prior to the date hereof, none of the Company or its Subsidiaries has received any written notice or, to the Knowledge of Seller, oral communication from any Governmental Entity or any other Person regarding (A) any actual, alleged, or potential violation of, or failure to comply with, any Permit in any material respect, or (B) any actual, proposed, or potential revocation, suspension, cancellation, termination or modification of any Permit, except in each case for any of the foregoing that have been resolved prior to the date hereof. All applications required to have been filed for the renewal or reissuance of the Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities, except where the failure to take any such action would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.11 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) One or more of the Company or its Subsidiaries have obtained all Permits that are required under any Environmental Law for the operation of the Business as currently being conducted and all such Permits are in full force and effect and the Business is being, and since January 1, 2010 has been, operated in compliance therewith.

(b) The Company and its Subsidiaries are and since January 1, 2010 have been operating the Business in compliance with Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries has had a material release or discharge of any Hazardous Substances on, under, in or from the Real Property that is currently subject to any investigation, remediation or monitoring, or is reasonably likely to result in a liability to the Company or any Subsidiary thereof (that is not covered by available insurance) pursuant to applicable Environmental Laws.

(d) None of the Company or its Subsidiaries has received any written notice, demand, letter, information request or claim alleging a violation or liability under any Environmental Law during the past five (5) years and none of the Company or its Subsidiaries is party to any Action or Governmental Order alleging liability under any Environmental Law.

(e) As used herein, “Environmental Law” means any Law applicable to the Business relating to (i) the protection of the natural environment, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Substances released or discharged into the natural environment or (iii) the handling, use, presence, disposal, treatment, storage, release, discharge or threatened release or discharge of any Hazardous Substance. “Hazardous Substance” means any substance that is (i) listed, classified, regulated or defined pursuant to any Environmental Law to be a pollutant, contaminant, waste, hazardous waste, hazardous substance, hazardous material, toxic substance, deleterious substance or dangerous good, (ii) any petroleum product or by-product and (iii) any asbestos-containing material.

(f) This Section 3.11 and Section 3.10 contain the sole and exclusive representations and warranties of Seller with respect to environmental matters, including any matters arising under any Environmental Law, and no other representation or warranty contained herein shall apply or cover or be deemed to apply or cover any environmental matters, notwithstanding anything to the contrary contained therein.

Section 3.12 Taxes.

(a) The Company and its Subsidiaries (i) have timely filed (taking into account extensions) all income and other material Tax Returns required to have been filed by them, (ii) have timely paid all material Taxes due and payable with respect to such Tax Returns, and (iii) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, have made adequate accruals for such Taxes on the financial statements as and to the extent required by GAAP.

(b) There are no pending or, to the Knowledge of Seller, threatened Actions for the assessment or collection of Taxes with respect to any of the Company or its Subsidiaries.

(c) There are no liens for material Taxes against any of the material assets of any of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable or that are being contested in good faith.

(d) Since January 1, 2010, none of the Company or its Subsidiaries has executed or filed with any Tax authority any agreement extending the period for assessment or collection of any material Taxes.

(e) There is no unresolved written claim that has been received from a Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns asserting that the Company or any Subsidiary is or may be subject to taxation in any such jurisdiction.

(f) The Company and its Subsidiaries have materially complied with all applicable Tax Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Entity all material amounts required to be so withheld and paid under all applicable Tax Laws.

(g) The Company and its Subsidiaries are treated as disregarded entities for U.S. federal income tax purposes under Treasury Regulations Section 301.7701-3, and neither an entity classification election nor any change in entity classification has been made with respect to the Company or any of its Subsidiaries for U.S. federal income Tax purposes under Treasury Regulations Section 301.7701-3.

(h) There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or similar agreement, arrangement, understanding, or practice, oral or written, with respect to Taxes that will require any payment by the Company or any of its Subsidiaries.

(i) No Tax Return of the Company or any of its Subsidiaries is under audit as of the date hereof by the Internal Revenue Service or any Governmental Entity, and no written notice of such an audit has been received by the Company or any of its Subsidiaries prior to the date hereof.

(j) Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

Section 3.13 Labor. (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any other labor-related agreements with any labor union applicable to any employees of the Company or its Subsidiaries, and no such agreement is being negotiated by the Company or any Subsidiary thereof as of the date hereof; and (b) no material work stoppage involving the Company or any of its Subsidiaries is pending or, to the Knowledge of Seller, threatened by any labor dispute or Action.

Section 3.14 Benefit Plans.

(a) Section 3.14(a) of the Seller Disclosure Schedule contains a true and complete list, as of the date hereof, of each material deferred compensation, incentive compensation, equity purchase, equity option and other equity compensation plan, program or agreement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); each material profit-sharing, equity bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program or agreement, in each case, that is sponsored, maintained, or contributed to by the Company or any of its Subsidiaries or maintained by Seller for the benefit of employees of the Company or its Subsidiaries or in which employees of the Company or its Subsidiaries participate (the “Company Plans”), and Section 3.14(a) of the Seller Disclosure Schedule indicates which of such Company Plans, if any, are sponsored or maintained by the Company or any Subsidiary thereof. With respect to each Company Plan, Seller has heretofore made available to Purchaser true and complete copies, to the extent applicable, of the plan documents and any amendments thereto and any related trust or other funding vehicle and any reports or summaries required under ERISA or the Code.

(b) To the Knowledge of Seller, (i) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any Subsidiary thereof that has not been satisfied in full, and (ii) no condition exists that presents a material risk to the Company or any Subsidiary thereof of incurring any such liability. No Company Plan is a “multiemployer pension plan,” as defined in section 3(37) of ERISA.

(c) Each Company Plan has been operated and administered in all material respects as it relates to employees of the Company in accordance with its terms and applicable Law, including ERISA and the Code.

(d) No Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees of the Company or any Subsidiary for periods extending beyond their retirement dates or other termination of service, other than coverage mandated by applicable Law.

(e) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of the Company or any Subsidiary to severance pay, unemployment compensation, or any other payment under any Company Plan, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee under any Company Plan.

(f) There are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits), in each case relating to any employee of the Company or any Subsidiary thereof.

Section 3.15 Company Contracts.

(a) Section 3.15(a) of the Seller Disclosure Schedule sets forth a true and complete list of Contracts in effect as of the date of this Agreement to which any of the Company or its Subsidiaries is a party or by which any of them is otherwise expressly bound, in each case which are in the categories listed below (collectively with the Company Leases, the “Company Contracts”); provided, however, that a Contract referenced by more than one description need only be listed once on the Seller Disclosure Schedule:

(i) Any partnership or joint venture Contract with a third party;

(ii) any Contract containing a covenant not to compete that impairs the ability of the Company or its Subsidiaries to freely conduct the Business in any geographic area;

(iii) any Contract evidencing or guaranteeing Company Debt in excess of $100,000;

(iv) any operating agreement, management agreement, crewing agreement, contract of affreightment, transportation agreement or financial lease with respect to any Vessel that, in each case, by its terms requires payments by or to any of the Company or its Subsidiaries in excess of $250,000 during any full year during the term thereof (without giving effect to any renewal periods thereunder);

(v) any Contract for the purchase or sale of any Vessel for consideration that is reasonably expected to be in excess of $250,000 for any single Vessel, but only if the consummation of the transactions contemplated thereby has not occurred prior to the date of this Agreement;

(vi) any Contract for the charter of any Vessel that requires payments by or to the Company or any Subsidiary thereof in excess of $250,000 during any full year during the term thereof (without giving effect to any renewal periods thereunder); and

(vii) the TECO Agreement and any Package Contract;

(viii) any other Contract, not otherwise covered by clauses (i) through (vi) of this Section 3.15(a), that requires payments by or to any of the Company or its Subsidiaries in excess of $250,000 during any full year during the term thereof (without giving effect to any renewal periods thereunder) and is not terminable on ninety (90) days or less notice by the Company thereof without payment of an amount in excess of $250,000.

(b) (i) Each Company Contract (A) constitutes a valid and binding obligation of the Company or the Subsidiary of the Company party thereto and, to the Knowledge of Seller, the other parties thereto, and (B) assuming such Company Contract is a valid and binding obligation of and enforceable against the other parties thereto, is enforceable against the Company or Subsidiary of the Company that is a party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (ii) none of the Company or its Subsidiaries is in material breach or default under any Company Contract and none of the Company or its Subsidiaries has given written notice of a material breach or default to any other party thereunder. True and complete copies of each Company Contract have been delivered or made available to Purchaser or its Representatives.

Section 3.16 Insurance. Section 3.16 of the Seller Disclosure Schedule sets forth a true and complete list of all material policies of insurance maintained by Seller that provide coverage with respect to the Business and the Company’s and each of its Subsidiaries’ properties and assets that are in effect as of the date of this Agreement (the “Insurance Policies”). All of the Insurance Policies are in full force and effect (other than any policies that, following the date hereof, cease to be in full force and effect as a result of expiring in accordance with their terms). As of the date hereof, there is no claim by Seller with respect to the Company or any of its Subsidiaries pending under any such Insurance Policies as to which coverage has been denied or disputed in writing by the applicable insurers. All premiums due and payable under all such Insurance Policies which have become due have been paid and Seller (as it relates to the Company or its Subsidiaries, as applicable) is in compliance in all material respects with the terms and conditions of such Insurance Policies.

Section 3.17 Real and Personal Property.

(a) Section 3.17(a) of the Seller Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”). The Company has title in fee simple, free and clear of Encumbrances (other than Permitted Encumbrances), to all of the Owned Real Property. With respect to each such parcel of Owned Real Property: (i) there are no written leases, subleases, licenses, concessions or other agreements granting any Person (other than the Company or any Subsidiary thereof) the right of use or occupancy of any portion of such parcel; and (ii) there are no outstanding rights of first refusal, rights of first offer or options to purchase such parcel or interest therein.

(b) Section 3.17(b) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all of the material leases, material subleases or other material instruments or material permits pursuant to which the Company or any of its Subsidiaries holds a leasehold or subleasehold estate or other right to use or occupy any interest in real property owned by another Person (collectively, the “Company Leases”), and each leased or subleased parcel of real property in which the Company or any of its Subsidiaries is a tenant, subtenant or occupant thereunder (the “Leased Real Property”). The Company Leases contain the entire agreement between the landlord of each Leased Real Property and the Company or its Subsidiary and there is no other Contract between the landlord and the Company or its Subsidiary affecting the Leased Real Property.

(c) Neither the Company nor any of its Subsidiaries is a party to any lease, sublease, concession agreement, or use or occupancy agreement under which the Company or any of its Subsidiaries is a landlord, sublandlord, licensor, grantor of occupancy rights or sub-lessor of the Leased Real Property, other than any of the foregoing with the Company or a Subsidiary thereof.

(d) The Company or its Subsidiaries own all tangible personal property reflected as owned in the Balance Sheet, free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances arising pursuant to the terms of the ABL Facility (and related documentation), the Indenture (and related documentation) or other Contracts entered into in the ordinary course of business, except any such personal property that was sold or otherwise disposed of since the date of the Balance Sheet or is sold or otherwise disposed of in accordance with, or as contemplated by, the terms set forth herein or the other Transaction Documents. All the tangible personal property purchased or otherwise acquired by the Company and its Subsidiaries since the Balance Sheet Date is owned by the Company or its Subsidiaries free and clear of all Encumbrances, other than Permitted Encumbrances or Encumbrances arising pursuant to the terms of the ABL Facility (and related documentation), the Indenture (and related documentation) or other Contracts entered into in the ordinary course of business, except any such personal property that was sold or otherwise disposed of since the date of the purchase or other acquisition thereof or is sold or otherwise disposed of in accordance with, or as contemplated by, the terms set forth herein or the other Transaction Documents. As of immediately following the Closing, the tangible personal property owned by the Company or its Subsidiaries shall not be subject to any Encumbrances pursuant to the ABL Facility or the Indenture. A copy of the fixed asset register of the Company and each of its Subsidiaries as of March 31, 2012, has been delivered to Purchaser prior to the date hereof. Such register contains a complete and correct list in all material respects of the fixed assets of the Company and its Subsidiaries as of March 31, 2012.

Section 3.18 Intellectual Property. Section 3.18 of the Seller Disclosure Schedule sets forth a true and complete list of all material (a) Patents, (b) Trademark applications and registrations and (c) Copyright applications and registrations, in each case owned by any of the Company or its Subsidiaries as of the date hereof. To the Knowledge of Seller, (i) the conduct of the Business as currently conducted does not materially infringe or otherwise materially violate any Person’s Intellectual Property rights, and there is no such claim pending or threatened in writing against any of the Company or its Subsidiaries, and (ii) no Person is materially infringing or otherwise materially violating any Company Intellectual Property right owned by any of the Company or its Subsidiaries, and no such claims are pending or threatened in writing against any Person by any of the Company or its Subsidiaries.

Section 3.19 Affiliate Transactions. Other than employment, retention, change of control, severance or similar Contracts entered into with officers or employees of the Company or any Subsidiary thereof, the Package Contracts, the TECO Agreement, the Intercompany Agreements and certain other material intercompany transactions entered into outside of the ordinary course of business between the Company (or a Subsidiary thereof) and certain other Subsidiaries of Seller, all of which (in the case of such other material intercompany transactions) are set forth in Section 3.19 of the Seller Disclosure Schedule, there are no Contracts in effect as of the date hereof pursuant to which the Company or any of its Subsidiaries makes, provides or receives material payments or material services to or from Seller or any Subsidiary thereof other than the Company or any of its Subsidiaries. Neither Seller nor any Affiliate thereof (other than the Company or any Subsidiary thereof) owns any of the assets or properties used by the Company and its Subsidiaries in the operation of the Business.

Section 3.20 Significant Customers and Significant Suppliers. Section 3.20 of the Seller Disclosure Schedule sets forth a true and correct list of the names of the top ten (10) customers and suppliers of the Business (measured by, in the case of customers of the Business, the aggregate amount of revenue derived by the Company and its Subsidiaries from such customers and, in the case of suppliers of the Business, the aggregate dollar volume of purchases made by the Company and its Subsidiaries from such suppliers) during the fiscal year of the Company ended December 31, 2011 (the “Significant Customers” and “Significant Suppliers,” respectively). None of the Significant Customers or Significant Suppliers have informed the Company or any Subsidiary thereof in writing prior to the date hereof that any such Significant Customer or Significant Supplier intends to terminate or materially reduce its obligations to or business relationship with the Company and/or any of its Subsidiaries.

Section 3.21 Brokers’ Fees. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 3.22 Disclaimer of Other Representations and Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS ARTICLE III, NEITHER SELLER, THE COMPANY, ANY SUBSIDIARY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY

REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE COMPANY, ITS SUBSIDIARIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND PURCHASER HEREBY ACKNOWLEDGES AND CONFIRMS THAT, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, IT HAS NOT RELIED ON ANY OTHER INFORMATION IN DETERMINING TO EXECUTE THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY OF THE FORECASTS OR PROJECTIONS MADE AVAILABLE DURING DUE DILIGENCE OR OTHERWISE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY SELLER.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.1 Organizational Status. Purchaser is duly incorporated or organized and validly existing under the Laws of its governing jurisdiction and (a) has all requisite corporate or other entity power and authority to carry on its business as it is now being conducted and (b) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, except where the failure to have such power and authority or to be so qualified would not reasonably be expected to materially impair or delay Purchaser’s ability to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Section 4.2 Authorization. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby and thereby, and the performance by Purchaser of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate or other similar organizational action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and the other Transaction Documents, when executed and delivered by Purchaser (assuming due authorization, execution and delivery by the other parties thereto) will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.3 No Conflict. Assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.4 have been obtained or made, or have expired, the execution and delivery of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (a) violate any applicable Law to which any of Purchaser or its Affiliates are subject, (b) with or without notice, lapse of time or both, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which Purchaser or its Affiliates is a party or by which Purchaser or its Affiliates is bound or to which the assets of Purchaser or its Affiliates are subject, or (c) violate the Organizational Documents of any of Purchaser or its Affiliates, other than, in the case of clauses (a) and (b) above, any such violations, defaults, conflicts, breaches, accelerations or rights that would not reasonably be expected to materially impair or delay Purchaser’s ability to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Section 4.4 Government Filings. No Governmental Filings are required to be obtained or made by any of Purchaser or its Affiliates in connection with the execution and delivery of this Agreement or the other Transaction Documents by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or thereby (collectively, the “Purchaser Governmental Filings”), except (a) compliance with and filings under the HSR Act and (b) such other Governmental Filings, the failure of which to be obtained or made would not reasonably be expected to materially impair or delay Purchaser’s ability to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Section 4.5 Legal Proceedings. There are no Actions pending or, to the knowledge of Purchaser, threatened against any of Purchaser or its Affiliates, which (a) if adversely determined, would reasonably be expected to materially impair or delay Purchaser’s ability to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby, or (b) challenge the validity or enforceability of this Agreement or any other Transaction Document or seek to enjoin or prohibit consummation of the transactions contemplated hereby or thereby. Neither Purchaser nor any of its Affiliates is subject to any Governmental Order that would reasonably be expected to materially impair or delay Purchaser’s ability to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Section 4.6 Funding. Purchaser has on the date hereof, and on the Closing Date will continue to have, sufficient funds to enable Purchaser to consummate the transactions contemplated hereby on the Closing Date, including payment of the Closing Consideration, the Escrow Amount, and all fees and expenses incurred by Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Purchaser’s obligations under this Agreement are not subject to any condition regarding Purchaser’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.7 Acquisition for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Purchaser’s purchase of the Interests. Purchaser confirms that it can bear the economic risk of its investment in the Interests and can afford to lose its entire investment in the Interests, has been furnished any and all materials relating to Purchaser’s purchase of the Interests that it has requested, and Seller has provided Purchaser the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries and to acquire additional information about the business and financial condition of the Company and its Subsidiaries. Purchaser is acquiring the Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Interests. Purchaser agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without qualification under applicable securities Laws, except pursuant to an exemption from such qualification available under such securities Laws. Purchaser is an “accredited investor” as defined in Regulation D under the Securities Act.

Section 4.8 Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 4.9 Parent Guarantee. Concurrently with the execution of this Agreement, Purchaser has delivered to Seller the Parent Guarantee duly executed by Parent. The Parent Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of Parent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law), and Parent has, and will have, sufficient assets to satisfy any and all obligations thereunder.

Section 4.10 No Reliance. Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Company and its Subsidiaries and the nature and condition of their respective properties and assets and the Business and, in making the determination to proceed with the transactions contemplated by this Agreement and the other Transaction Documents, has relied solely on the results of its own independent investigation and the representations and warranties expressly set forth in Article III hereof. Purchaser acknowledges that, other than as set forth in Article III hereof, none of Seller, the Company, the Subsidiaries of the Company or any of their respective Representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Representatives prior to the execution of this Agreement or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company and its Subsidiaries heretofore or hereafter delivered to or made available to Purchaser or any of its Representatives. Without limiting the generality of the foregoing, neither Seller, the Company, the Subsidiaries of the Company nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials (other than as expressly set forth in Article III of this Agreement) relating to the Business, assets or liabilities of the Company and its Subsidiaries made available to Purchaser, including due diligence materials, memorandum or similar materials, or in the Electronic Data Room or any presentation of the Business of the Company (or its Subsidiaries) or others, or in any other form or manner, in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available to Purchaser and its Representatives, are not and shall not be deemed to be or to include representations or warranties of Seller, the Company, the Subsidiaries of the Company or any of their respective Representatives, and are not and shall not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

ARTICLE V

COVENANTS

Section 5.1 Conduct of the Business. From and after the date hereof and until the earlier of the Closing or the termination of this Agreement in accordance with the terms set forth in Article VII, and except as otherwise contemplated by this Agreement or any other Transaction Document, Seller shall (a) cause the Company and its Subsidiaries to conduct their respective businesses in the ordinary course, in all material respects, in the same manner heretofore conducted (including maintaining the material assets owned or used by the Company and its Subsidiaries in a state of repair and condition consistent with past practice (subject to normal wear and tear), and (b) use commercially reasonable efforts to cause the Company and its Subsidiaries to preserve substantially intact their respective business organizations and to preserve the present commercial relations with Persons with whom it does business Without limiting the generality of the foregoing, except (1) as otherwise contemplated by this Agreement or any other Transaction Document, (2) for actions approved by Purchaser in writing (which approval shall not be unreasonably withheld, conditioned or delayed), (3) as required by applicable Law, or (4) as set forth in Section 5.1 of the Seller Disclosure Schedule, from and after the date hereof and until the earlier of the Closing or the termination of this Agreement in accordance with the terms set forth in Article VII, Seller shall cause the Company and each Subsidiary of the Company not to:

(a) amend its Organizational Documents;

(b) adopt a plan or agreement of liquidation, dissolution, merger, consolidation, recapitalization or other reorganization;

(c) (i) issue, sell, transfer or otherwise dispose of any equity interest in the Company or any Subsidiary thereof, (ii) grant any options, warrants or other rights to purchase or acquire any equity interests in the Company or any Subsidiary thereof, (iii) split, combine, subdivide or reclassify any equity interests of the Company or any Subsidiary thereof, (iv) declare, set aside or pay any dividend or other distribution with respect to any equity interests of the Company or any Subsidiary thereof, other than (A) any dividend or distribution declared, set aside, paid or payable in cash or (B) any dividend or distribution paid or payable by a Subsidiary of the Company to the Company or (v) redeem, purchase or otherwise acquire any equity interests of the Company or any Subsidiary thereof;

(d) incur any Company Debt referred to in clause (i) of the definition of Company Debt, other than borrowings in the ordinary course of business of the Company, its Subsidiaries or Seller (including pursuant to the ABL Facility);

(e) except in the ordinary course of business or as required under the terms of any Company Plan or Company Contract, (i) materially increase the compensation or benefits payable to any officer of the Company or any Subsidiary, (ii) adopt or modify in any material respect any Company Plan, or any other employee benefit plan, fund, program or agreement that would be a Company Plan if in effect on the date of this Agreement, in each case, with respect to the Company, any Subsidiary thereof and any of their respective employees, or (iii) enter into or modify in any material respect any employment, change of control or severance agreement with any officer of the Company or any Subsidiary thereof;

(f) acquire by merging or consolidating with, or by purchasing any assets or equity interests of, or by any other manner, any business or any Person or division thereof, except (i) pursuant to Contracts that are in effect as of the date hereof or are entered into after the date hereof in accordance with the terms set forth herein, and (ii) for the avoidance of doubt, purchases of assets or properties (A) in the ordinary course of business of the Company or the applicable Subsidiary thereof or (B) in connection with operational emergencies, equipment failures or similar circumstances;

(g) sell or otherwise dispose of any assets or properties of the Company or any Subsidiary thereof with a book value in respect of any such asset or property in excess of $100,000, except (i) pursuant to Contracts that are in effect as of the date hereof or are entered into after the date hereof in accordance with the terms set forth herein or (ii) for any such sale or other disposition of any assets or properties in the ordinary course of business of the Company or the applicable Subsidiary thereof;

(h) enter into a new Contract that would be included in the definition of Company Contracts if it had been entered into as of the date of this Agreement or amend any of the Company Contracts, other than in each case (A) in the ordinary course of business of the Company or the applicable Subsidiary thereof, or (B) as necessary or advisable in connection with operational emergencies, equipment failures or similar circumstances; provided, however, that prior to entering into any such Contract in the ordinary course of business of the Company or the applicable Subsidiary thereof pursuant to clause (A) immediately above with respect to which (x) the term thereof is greater than one year (without giving effect to any renewal periods or extension thereof) and (y) the volume tonnage covered thereby exceeds 1,000,000 tons per year, then Seller shall (if permitted by applicable Law) reasonably consult with Purchaser and reasonably consider Purchaser’s comments, in each case with respect thereto (it being understood that, without limiting the last two sentences of this Section 5.1, Seller shall not be required to obtain the consent of Purchaser or any other Person prior to entering into any such Contract and Seller shall be permitted to cause the Company or the applicable Subsidiary thereof to enter into any such Contract after having provided Purchaser with a reasonable opportunity to review such Contract on the terms herein provided);

(i) except as may be required as a result of a change in, or in order to comply with, applicable Law or GAAP, change in any material respect any of its material accounting principles or practices; or

(j) agree or otherwise commit to take any of the actions set forth in the foregoing subsections (a) through (i) of this Section 5.1.

Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Company or any Subsidiary thereof prior to the Closing. Notwithstanding anything contained herein to the contrary, nothing shall limit or restrict any actions or activities of the Company or any Subsidiary thereof in respect of any Action that may arise or be commenced between Seller, any parent company of Seller, the Company or any Subsidiary thereof, on the one hand, and Purchaser or any Affiliate thereof, on the other hand.

Section 5.2 Employment Matters.

(a) During the one (1) year period following the Closing, Purchaser shall, or shall cause its Affiliates to, provide to each employee of the Company or any of its Subsidiaries who is employed at the Closing (each, a “Company Employee”), for so long as the Company Employee remains so employed, compensation and employee benefits that, with respect to each such employee, are not materially less favorable in the aggregate than the compensation and benefits provided to such employee under the Company Plans immediately prior to the Closing. Purchaser shall, or shall cause the Company and its Subsidiaries to, perform all of their respective obligations under the Company Plans that are maintained or sponsored by the Company as in effect on the Closing Date or as may thereafter be amended in accordance with the terms thereof.

(b) Purchaser shall, or shall cause its Affiliates to, provide each Company Employee who incurs a termination of employment during the one (1) year period following the Closing with severance payments and severance benefits that are no less favorable than those to which such Company Employee would have been entitled under the severance pay policy that is described in Section 5.2(b) of the Seller Disclosure Schedule, assuming that a determination was made by the appropriate Person to provide the default or recommended level of benefits set forth therein.

(c) Purchaser shall, or shall cause its Affiliates, as applicable, to give Company Employees full credit for such Company Employees’ service with the Company and its Affiliates for purposes of eligibility, vesting, and determination of the level of benefits (including for purposes of vacation and severance), but not for purposes of benefit accruals, under any benefit plans maintained by Purchaser or any of its Affiliates in which a Company Employee participates, to the same extent recognized by the Company (or any Affiliate thereof)

immediately prior to the Closing; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d) Purchaser shall, or shall cause its Affiliates, as applicable, to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Purchaser or any Affiliate of Purchaser that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Company Employees as of the Closing under the analogous Company Plan, (ii) honor any deductibles, co-payments, and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the calendar year prior to the Closing in satisfying any deductibles, co-payments, or out-of-pocket maximums under health plans of Purchaser or any of its Affiliates in which they are eligible to participate after the Closing in the same plan year in which such deductibles, co-payments, or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his eligible dependents on or after the Closing, in each case to the extent that such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Plan prior to the Closing.

(e) Nothing contained in this Section 5.2, express or implied, is intended to confer upon any Company Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any Company Plan. Further, this Section 5.2 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.2, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.2.

Section 5.3 Publicity. Purchaser and Seller agree that no public release or public announcement of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby shall be issued or made by any party hereto or any of their respective Affiliates without the prior written consent of Purchaser and Seller, except (a) such release or announcement as may be required by Law or the rules and regulations of any stock exchange upon which the securities of Purchaser, Seller or any of their respective Affiliates are listed, in which case the party required to issue or make the release or announcement shall allow (or cause its Affiliate to allow) the other party reasonable time to comment on such release or announcement in advance of such issuance or the making thereof, (b) Purchaser, Seller or any of their respective Affiliates may disclose this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby to the extent required pursuant to applicable securities Laws, including the Exchange Act, or Contracts requiring any such Person to make filings with the SEC, it being understood and agreed that Seller shall be permitted to file a copy of this Agreement and certain of the other Transaction Documents (as determined by Seller) with the SEC on a Current Report on Form 8-K or another report that Seller determines to be appropriate, and to make any additional disclosures in respect of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby as Seller may reasonably determine to be necessary to comply with applicable securities Laws and any

Contract requiring Seller or any Affiliate thereof to make periodic filings with the SEC, (c) that Seller shall be permitted to make, or cause the Company to make, announcements from time to time to the respective employees, customers, suppliers and other business relations of Seller, the Company and their respective Affiliates (including in connection with seeking the consent or approval of any Person pursuant to any Contract to which Seller, the Company or any of their respective Subsidiaries is a party or otherwise bound) and otherwise as Seller may reasonably determine is necessary to comply (or cause the Company or any other Subsidiary of Seller to comply) with applicable Law or the requirements of any Contract to which Seller or the Company or any of their respective Subsidiaries is a party or otherwise bound, (d) for such announcements or releases required to be made to comply with Section 5.6, (e) that nothing contained herein shall limit or restrict the right of Seller, Purchaser or any of their respective Affiliates in respect of any Action that may arise or be commenced between Seller, any parent company of Seller or the Company, on the one hand, and Purchaser or any Affiliate thereof, on the other hand, and (f) that nothing shall limit or restrict the right of Seller, Purchaser or any of their respective Affiliates to make internal announcements to their employees, so long as such announcements are in compliance with the terms and conditions of the Confidentiality Agreement.

Section 5.4 Confidentiality. The parties acknowledge and agree that the Confidentiality Agreement between Seller and Oiltanking Holding Americas, LLC, dated December 1, 2011 (the “Confidentiality Agreement”), shall remain in full force and effect in accordance with the terms set forth therein, and that any and all material and information provided by or on behalf of Seller pursuant to this Agreement or any other Transaction Document, including any information provided pursuant to Section 5.5, shall be subject to the terms set forth therein. For the avoidance of doubt, if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 7.2.

Section 5.5 Access to Information.

(a) Subject to the terms set forth in Section 5.4 and this Section 5.5, Seller shall cause the Company and its Subsidiaries to afford Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the properties, offices and other facilities of the Company and its Subsidiaries and to their books and records, and shall furnish Purchaser with available financial, operating and other data and information with respect to the business and properties of the Company and its Subsidiaries as Purchaser may reasonably request. In exercising its rights hereunder, Purchaser shall (and shall cause each of its Representatives to) conduct itself so as not to interfere in the conduct of the business of the Company and its Subsidiaries prior to Closing. Purchaser acknowledges and agrees that any contact by Purchaser and its Representatives with officers, employees, customers or agents of the Company and its Subsidiaries hereunder shall be arranged and supervised by representatives of Seller or any designee thereof, and that unless Seller otherwise provides its prior written consent, Purchaser shall not, and shall cause its Representatives not to, contact or discuss with any officer, employee, customer or agent or other business relation of the Company or any Subsidiary thereof any matters pertaining to the Company or any Subsidiary thereof, any of their respective businesses or operations or the transactions contemplated by this Agreement or any other Transaction Document. Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor any of its Affiliates (including the Company and its Subsidiaries) shall be required to disclose to Purchaser or any agent or Representative thereof any information (a) relating to any sale or divestiture process conducted by Seller for the Company, any Subsidiary thereof or the Business or Seller’s (or its Representatives’) evaluation of the Company, any Subsidiary thereof or the Business in connection therewith, including projections, financial information or other information relating thereto, or (b) if doing so could in the reasonable judgment of Seller violate any Contract or Law to which Seller or any of its Affiliates (including the Company and its Subsidiaries) is a party or to which it is subject or which it believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work-product privileges), it being understood and agreed that Seller may elect to limit, or cause the Company or any Subsidiary thereof to limit, disclosure of any information to certain Persons designated as a “clean team” by Purchaser (which Persons must be reasonably acceptable to Seller). In addition, notwithstanding anything contained in this Agreement to the contrary, without the prior written consent of Seller, none of Purchaser or its Representatives shall have any right to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on or underneath the Real Property.

(b) Seller shall use commercially reasonable efforts to cause the Company and its Subsidiaries to afford Purchaser and its Representatives the opportunity to be present at all material and scheduled meetings regarding the new stacker/reclaimer referred to in Section 2.7 and to provide Purchaser a copy of all material correspondence, minutes of meetings and updates related thereto.

Section 5.6 Filings, Authorizations and Consents.

(a) Seller and Purchaser shall, as promptly as practicable (and, in any event, within seven (7) Business Days following the date of this Agreement), cause to be filed (including by causing the applicable Affiliate thereof to file) with the applicable Governmental Entity the notification and report form pursuant to the HSR Act required for the transactions contemplated by this Agreement and the other Transaction Documents. Seller and Purchaser shall, as promptly as practicable, comply, and cause any applicable Affiliate thereof to comply, with any request for additional information and documents pursuant to the HSR Act. Seller and Purchaser shall inform, and shall cause their respective Affiliates to inform, the other promptly of any communication made by or on behalf of such party (or any Affiliate thereof) to (including permitting the other party to review such communication in advance), or received from, such Governmental Entity and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable under the HSR Act. Seller and Purchaser shall keep, and shall cause their respective Affiliates to keep, each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from such Governmental Entity, and shall comply, and shall cause their respective Affiliates to comply, promptly with any such inquiry or request. Neither party shall agree, or permit any Affiliate thereof to agree, to participate in any meeting, whether in person or telephonically, with any Governmental Entity in respect of any such filings, investigation or other inquiries unless it consults with the other party in advance, and to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(b) Purchaser shall, and shall cause its Affiliates to, use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or other Law or in connection with any Purchaser Governmental Filings that may be asserted (or threatened to be asserted) by any Governmental Entity so as to enable the parties to expeditiously close the transactions contemplated by this Agreement and the other Transaction Documents on the terms set forth herein. In addition, without limiting the generality of the foregoing, Purchaser and Seller agree to use their respective reasonable best efforts to take promptly, and cause their respective Affiliates to take promptly, any and all steps necessary to oppose, and to attempt to vacate or lift, any Governmental Order or other restraint or limitation imposed by any Governmental Entity (or threatened to be imposed by any Governmental Entity) that would have the effect of, or be reasonably likely to have the effect of, making the transactions contemplated by this Agreement or the other Transaction Documents illegal or otherwise prohibiting or delaying the consummation of such transactions.

(c) Purchaser and Seller shall cooperate with one another, and cause their Affiliates to so cooperate, in determining whether any action by or in respect of, or filing with, any Governmental Entity (excluding the actions and filings described in subsections (a) and (b) of this Section 5.6) is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Company Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Subject to the terms and conditions of this Agreement and the Confidentiality Agreement, in taking such actions or making any such filings, the parties shall furnish such information, and cause their Affiliates to furnish such information, as may be required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.

Section 5.7 Director and Officer Liability; Indemnification.

(a) From and after the Closing and prior to the sixth (6th) anniversary of the Closing, Purchaser shall not permit the Company or any Subsidiary thereof to amend (whether by merger, dissolution, liquidation or otherwise) the Organizational Documents of the Company or any Subsidiary thereof as in effect at the Closing in a manner that would diminish in any respect the indemnification and contribution rights and the provisions contained therein regarding the elimination or limitation of liability, in each case of the current and former officers, directors, managing members and members of the Company and its Subsidiaries thereunder and any other Persons entitled to indemnification, contribution or liability limitation thereunder (collectively, the “Company Indemnitees”), in respect of acts or omissions (or alleged acts or omissions) occurring at or prior to the Closing, including in respect of any acts or omissions (or alleged acts or omissions) taken or not taken in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby.

(b) Prior to the Closing, Purchaser shall purchase an extended reporting period endorsement (the “Tail Insurance Policy”) under Seller’s existing directors’ and officers’ liability insurance coverage (including employment practices and fiduciary liability insurance) for the benefit of the Company Indemnitees that shall provide such Persons with coverage for six (6) years following the Closing of not less than the existing coverage and having other terms no less favorable to the insured Persons thereunder than the directors’ and officers’ liability insurance coverage presently maintained by Seller for acts or omissions occurring at or prior to the Closing Date; provided, however, that such Tail Insurance Policy shall only apply to time periods beginning December 4, 2007 and shall only cover the Company Indemnitees for acts or omissions with respect to the Company or its Subsidiaries. Following the Closing, Purchaser shall cause the Tail Insurance Policy to remain in full force and effect and shall not, and shall not cause or permit any Affiliate thereof to, amend, waive, modify or otherwise alter the terms thereof.

(c) If the Company or any Subsidiary thereof or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or any such Subsidiary, as the case may be, shall assume the obligations of such Person that are set forth in this Section 5.7.

(d) The provisions of this Section 5.7 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each of the Company Indemnitees and their respective successors, representatives and heirs, and their rights under this Section 5.7 are in addition to, and will not be deemed to be exclusive of, any other rights to which any such Person is entitled, whether pursuant to applicable Law, agreement or otherwise. Notwithstanding anything contained herein to the contrary, if, at any time prior to the sixth (6th) anniversary of the Closing, any Company Indemnitee delivers to Purchaser or the Company a written notice asserting a claim for indemnification under any of the provisions set forth in this Section 5.7 or any of the documents referred to herein, then the claim asserted in such notice (and the related indemnification obligations provided for hereunder or in any such document referred to herein) shall survive the sixth (6th) anniversary of the Closing until such time as such claim is fully and finally resolved.

Section 5.8 Reasonable Best Efforts. Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement and without limiting the application of the provisions of Section 5.6, each of the parties agrees to use, and to cause their respective Affiliates to use, its or their reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, including: (a) the satisfaction of the conditions precedent to the obligations of any of the parties set forth herein; (b) the obtaining of applicable consents, waivers or approvals of any Governmental Entities or third parties; (c) the defending of any Actions challenging this Agreement or the other Transaction Documents or the performance of the obligations hereunder or thereunder; and (d) the execution and delivery of such instruments, and the taking of such other actions as the other party may reasonably require in order to carry out the intent of this Agreement; provided, however, that neither Purchaser and its Affiliates nor Seller and its Affiliates shall be obligated to make any material disposition of or make any material change to their respective businesses, expend any material amounts, or agree to modify the terms of any Contract, in each case to obtain any applicable consent, waiver or approval in respect of the transactions contemplated hereby, excluding any amounts required to be expended to comply with the terms set forth in Section 5.6 hereof or the expenditure of other amounts that are otherwise contemplated by this Agreement, including the payment of any filing fees with any applicable Governmental Entity.

Section 5.9 Tax Matters.

(a) Seller shall prepare or cause to be prepared all Tax Returns required to be filed by the Company or any of its Subsidiaries with respect to taxable periods ending on or before the Closing Date. Seller shall cause the Company or the applicable Subsidiary thereof to file all such Tax Returns described in the preceding sentence and shall pay or cause to be paid all Taxes shown as due on such Tax Returns.

(b) Seller shall have the right to control the conduct of any audit or administrative or judicial proceeding with respect to any Taxes of, or any Tax Return required to be filed by, the Company or any of its Subsidiaries with respect to taxable periods ending on or before the Closing Date; provided, however, that Seller shall not compromise or settle any such audit or proceeding without obtaining Purchaser’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed) if it would reasonably be expected to have a materially adverse effect on Purchaser.

(c) Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes of the Company or any of its Subsidiaries. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller shall (i) retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (taking into account any extensions thereof) of the respective taxable periods and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party to take possession of such books and records.

(d) Neither Purchaser nor any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall, without the prior written consent of Seller (which consent may not be unreasonably withheld, conditioned or delayed), (i) make or change any Tax election affecting a taxable period ending on or before the Closing Date of Seller or any of its Affiliates (including, before the Closing, the Company and its Subsidiaries), (ii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return prepared by Seller or any of its Affiliates (including, before the Closing, the Company and its Subsidiaries) relating to a taxable period ending on or before the Closing Date or (iii) take any action that results in any increased Tax liability (including a reduction in a refund) or reduction of any Tax asset of any of the Company or its Subsidiaries (or Seller or any of its Affiliates) in respect of a taxable period ending on or before the Closing Date.

(e) If a refund of Taxes (to the extent not reflected on the Final Closing Balance Sheet) (the “Refund”) is received by or credited to the account of the Company or any of its Subsidiaries in respect of any taxable period ending on or before the Closing Date, Purchaser shall cause such recipient to pay the amount of the Refund to Seller within two (2) Business Days of the receipt thereof and shall provide written notice to Seller promptly following the receipt thereof and shall thereafter provide to Seller any additional information that it may reasonably request in connection therewith. Notwithstanding anything herein to the contrary, Incremental Taxes arising out of a sale or other disposition of the Subject Vessels after the Closing Date which are not taken into account in determining the Net Subject Vessel Proceeds shall be considered Taxes incurred after the Closing Date for which the Company is liable.

Section 5.10 Letters of Credit. As soon as reasonably practicable following the request of Seller made after the date hereof, Purchaser shall obtain and deliver to the beneficiary of each letter of credit that is issued in whole or in part for the benefit of the Company or any of its Subsidiaries as listed on Section 5.10 of the Seller Disclosure Schedule, a substitute letter of credit to replace in all respects, to the extent it relates to the Company or any of its Subsidiaries, each such letter of credit (each, a “Substitute Letter of Credit”), with each Substitute Letter of Credit not being effective until the Closing and having a face amount equal to the amount set forth on Section 5.10 of the Seller Disclosure Schedule and containing terms and conditions that are substantially similar to the terms and conditions that are set forth in the letter of credit that it is intended to replace (in whole or in part) and otherwise containing terms and conditions that are reasonably acceptable to the beneficiary thereof. Prior to the Closing, Purchaser shall use its reasonable best efforts to obtain from the beneficiary of each letter of credit to be replaced (in whole or in part) pursuant to the terms hereof and deliver to Seller a full and unconditional release, effective as of the Closing, of each such letter of credit (or portions thereof) being so replaced and of all of the obligations of Seller or any Affiliate thereof (excluding, following the Closing, the Company and its Subsidiaries) with respect to such letter of credit or the portion thereof being replaced pursuant to the terms hereof (which release shall be reasonably acceptable to Sellers) (each, a “Letter of Credit Release”). In the event Purchaser has not, as of the Closing, obtained and delivered a Letter of Credit Release with respect to all of the letters of credit (or portions thereof) being replaced in accordance with the preceding sentence, Purchaser shall, and shall cause the Company and its Subsidiaries to, use reasonable best efforts to do so following the Closing and shall indemnify and hold harmless each of Seller and its Affiliates (other than the Company and its Subsidiaries) from and against any and all Losses incurred by Seller or any of its Affiliates (other than the Company and its Subsidiaries) arising out of or relating to such letter(s) of credit.

Section 5.11 TECO Agreement.

(a) As soon as reasonably practicable following the request of Seller made after the date hereof, Purchaser shall deliver the TECO Performance Letter to Seller and Tampa Electric, which shall not be effective until the Closing. Without limitation of any of the other terms set forth in this Agreement, including in this Section 5.11, (i) Purchaser shall make such changes to the TECO Performance Letter as Tampa Electric may reasonably request and shall otherwise take or cause to be taken such other actions in respect of the TECO Agreement (including in respect of Purchaser’s or the Company’s (or its Subsidiaries’) obligations thereunder) as may reasonably be requested by Seller or Tampa Electric in connection with the purchase by

Purchaser of the Interests, and (ii) Purchaser shall comply, and cause the Company and its Subsidiaries to comply, with all of the Company’s, its Subsidiary’s or Purchaser’s respective obligations (if any) now or hereafter existing under the terms of the TECO Agreement (including without limitation any obligation of the Company or any Subsidiary thereof to maintain any insurance applicable to the Company or any Subsidiary thereof or the business or operations thereof that is required pursuant to the terms of the TECO Agreement).

(b) As soon as reasonably practicable following the request of Seller made after the date hereof, Purchaser shall obtain and deliver (or cause to be delivered) to Tampa Electric a letter of credit, substantially in the form attached hereto as Exhibit H (subject to such changes thereto as Tampa Electric may reasonably request to be made thereto), with a face amount equal to $6,000,000, it being understood and agreed that such letter of credit shall be delivered pursuant to Section 22.1 of the TECO Agreement and shall satisfy and comply with the requirements of a “Letter of Credit” under the terms of the TECO Agreement (including in respect of the minimum credit rating of the issuer thereof as set forth in the definition of “Letter of Credit” in the TECO Agreement) and otherwise comply with all of the requirements of the TECO Agreement, including in respect of the period of time during which such letter of credit shall remain outstanding and the expiration date thereof (the “TECO Letter of Credit”); provided, however, that the TECO Letter of Credit shall not be effective until the Closing shall have occurred. In the event that at any time following the Closing, the TECO Letter of Credit shall be drawn upon, then Purchaser shall cause the face amount of such letter of credit to be increased, or shall cause an additional letter of credit that complies with the terms set forth in the immediately preceding sentence and the TECO Agreement, and that is substantially identical to the TECO Letter of Credit obtained and delivered to Tampa Electric in connection with the Closing to be delivered to Tampa Electric, such that the aggregate face amount of all letters of credit delivered to and held by Tampa Electric (after giving effect to any draws on letters of credit previously delivered to Tampa Electric by or on behalf of Purchaser) under the TECO Agreement shall be no less than $6,000,000.

(c) From and after the date hereof and prior to the Closing, Purchaser and Seller shall, and shall cause their respective Affiliates to, subject (in the case of Seller and its Affiliates) to the terms set forth in the last sentence of Section 5.8, use their respective reasonable best efforts to obtain from Tampa Electric and deliver to Seller a full and unconditional release, effective as of the Closing, of all of the obligations and liabilities of Seller and its Affiliates (other than the Company and its Subsidiaries) with respect to (i) the TECO Letter of Credit (including any obligation to increase the face amount thereof or deliver a supplemental letter of credit), or (ii) the obligations and liabilities of the Company or any Subsidiary thereof pursuant to the TECO Agreement, including any obligation of Seller to cause the Company and its Subsidiaries to perform their respective obligations thereunder or be liable to Tampa Electric for any breach or non-compliance by the Company or any Subsidiary thereof with the terms set forth therein (which release shall be in a form reasonably acceptable to Seller) (the “TECO Release”). In furtherance of the foregoing, if requested by Seller or Tampa Electric, Purchaser shall (or shall cause an Affiliate thereof designated by Seller or Tampa Electric to), effective at the Closing, agree to assume and be liable and responsible for (through the execution of a Contract containing terms and conditions that are reasonably acceptable to Seller and Tampa Electric) any and all of the obligations and liabilities of Seller with respect to the TECO Letter of Credit (including any obligation to increase the face amount thereof or deliver a supplemental letter of credit) and under the terms of the TECO Agreement (including any obligation of Seller to cause the Company or any Subsidiary thereof to perform their respective obligations thereunder or be liable to Tampa Electric for any breach or non-compliance by the Company or any Subsidiary thereof with the terms set forth therein), but only to the extent that such obligations and liabilities relate to the Company or any Subsidiary thereof, and specifically excluding any obligations or liabilities of Seller under the TECO Agreement that relate to Subsidiaries of Seller thereunder that are not the Company or any Subsidiary thereof (the obligations so assumed, the “TECO Assumed Obligations”). In the event Purchaser and Seller have not, as of the Closing, obtained the TECO Release, (i) Purchaser shall use reasonable best efforts to do so following the Closing, including by agreeing to assume (in accordance with the terms set forth in the immediately preceding sentence) the TECO Assumed Obligations through the execution of a Contract containing terms and conditions that are reasonably acceptable to Seller and Tampa Electric, (ii) Purchaser shall not permit, and shall cause the Company not to permit, the TECO Agreement to be amended, supplemented, modified, renewed or extended in a manner that increases or extends, or that is reasonably likely to increase or extend, the obligations of Seller or any Affiliate thereof thereunder, without the prior written consent of Seller, and (iii) Purchaser shall, and shall cause the Company to, indemnify and hold harmless each of Seller and its Affiliates (other than the Company) from and against any and all Losses incurred by Seller or any of its Affiliates (other than the Company) arising out of or relating to the TECO Letter of Credit or the obligations or liabilities of the Company pursuant to the TECO Agreement, including in the event of any Letter of Credit Default (as defined in the TECO Agreement) or in the event of any requirement of Seller to reinstate the TECO Letter of Credit pursuant to the terms of the TECO Agreement.

Section 5.12 Support Services; Marks.

(a) Purchaser acknowledges that the Company and its Subsidiaries currently receive (or has received in the past) from Seller or its Affiliates certain corporate and other services and support, including general and administrative services, audit services, legal services, human resources services, tax services, finance services, cash management services, information technology services and support and insurance and facilities-related support (collectively, the “Support Services”). Purchaser acknowledges that, except as expressly provided in this Agreement or the Transition Services Agreement, the Support Services shall cease as of the Closing, and all agreements and arrangements in respect thereof shall terminate as of the Closing, with no further obligation of any party thereto.

(b) Prior to the Closing, Seller shall use its commercially reasonable efforts to, and shall cause its Subsidiaries (other than the Company and its Subsidiaries to) effect the assignment of the mark “UNITED BULK TERMINAL” and all related marks, logos and domain names to the Company (including those domain names set forth on Section 5.12(b) of the Seller Disclosure Schedule), to the extent not already owned by the Company; provided that if such any such assignment has not been effected as of the Closing, Seller shall use its commercially reasonable efforts to effect such assignment as soon as reasonably practicable following the Closing and the parties agree to use their respective commercially reasonable efforts to cooperate and work together following the Closing in respect thereof.

Section 5.13 Insurance. Purchaser acknowledges and agrees that all insurance coverage for the Company, its Subsidiaries and the Business under policies of Seller and its Affiliates (other than the Company and its Subsidiaries) shall terminate as of the Closing, and no claims may be brought thereunder by Purchaser, the Company or its Subsidiaries from and after the Closing under or with respect to any such insurance or the policies relating thereto; provided, however, that nothing in this Section 5.13 shall in any way affect the right of the Company or its Subsidiaries to be covered by, and make claims under, any such policy that is an occurrence-based policy for events or circumstances occurring with respect to the Company or its Subsidiaries prior to Closing if permitted under such policy, provided that such claims shall be at the Company’s (or its Subsidiaries’) sole cost and expense (including any applicable retentions or deductibles in connection with such claims and any fees or other costs or expenses incurred in connection with the collection thereof); provided further, however, that in the event any occurrence-based insurer shall make such payment on behalf of the Company or any Subsidiary thereof to Seller or an Affiliate of Seller (other than the Company or any Subsidiary thereof) in connection with such pre-Closing losses, Seller shall promptly remit such occurrence-based policy recoveries, if applicable, to the Company or the applicable Subsidiary thereof.

Section 5.14 Notice by Seller.

(a) Prior to the Closing Date, Seller shall promptly provide notice to Purchaser of the occurrence of any breach of any representation or warranty of Seller set forth in Article III of this Agreement or the occurrence of any event or circumstance that would reasonably be likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of such event or circumstance, in each case only if such breach would result in the condition to Closing set forth in Section 6.2(a) not being satisfied; provided, however, that (i) the failure to provide any such notice shall not affect the obligations of the parties to effect the Closing if all of the conditions to Closing set forth in this Agreement shall have been satisfied or waived (assuming, for these purposes, that the failure to provide such notice had not occurred), and (ii) no such notice will be deemed to have cured any breach of any representation or warranty or affect any right or remedy of Purchaser under this Agreement.

(b) Prior to the Closing Date, Seller shall promptly provide notice to Purchaser of any breach of any covenant of Seller set forth in Article V of this Agreement if such breach would result in the condition to Closing set forth in Section 6.2(b) not being satisfied; provided, however, that (i) the failure to provide any such notice shall not affect the obligations of the parties to effect the Closing if all of the conditions to Closing set forth in this Agreement shall have been satisfied or waived (assuming, for these purposes, that the failure to provide such notice had not occurred), and (ii) no such notice will be deemed to have cured any breach of any representation or warranty or affect any right or remedy of Purchaser under this Agreement.

Section 5.15 Notice by Purchaser.

(a) Prior to the Closing Date, Purchaser shall promptly provide notice to Seller of the occurrence of any breach of any representation or warranty of Purchaser set forth in Article IV of this Agreement or the occurrence of any event or circumstance that would reasonably be likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of such event or circumstance, in each case only if such breach would result in the condition to Closing set forth in Section 6.3(a) not being satisfied; provided, however, that (i) the failure to provide any such notice shall not affect the obligations of the parties to effect the Closing if all of the conditions to Closing set forth in this Agreement shall have been satisfied or waived (assuming, for these purposes, that the failure to provide such notice had not occurred), and (ii) no such notice will be deemed to have cured any breach of any representation or warranty or affect any right or remedy of Seller under this Agreement.

(b) Prior to the Closing Date, Purchaser shall promptly provide notice to Seller of any breach of any covenant of Purchaser set forth in Article V of this Agreement if such breach would result in the condition to Closing set forth in Section 6.3(b) not being satisfied; provided, however, that (i) the failure to provide any such notice shall not affect the obligations of the parties to effect the Closing if all of the conditions to Closing set forth in this Agreement shall have been satisfied or waived (assuming, for these purposes, that the failure to provide such notice had not occurred), and (ii) no such notice will be deemed to have cured any breach of any representation or warranty or affect any right or remedy of Seller under this Agreement.

Section 5.16 UIS-UOS Agreement.

(a) From and after the date hereof and until the date that is fifteen (15) days from the date hereof (or such later date as Seller shall agree to in writing), subject to the terms and conditions set forth in this Section 5.16, Purchaser shall have the right to (i) negotiate with any third party that is a citizen of the United States pursuant to 46 U.S.C. § 50501, eligible to own and operate vessels in the coastwise trade of the United States (a “Qualified Person”), (A) the sale to such Qualified Person of the vessels listed on Section 5.16 of the Seller Disclosure Schedule (the “Subject Vessels”), provided that, unless Seller shall otherwise agree in writing following the date hereof, the purchase price for each Subject Vessel must at least be equal to the Fair Market Value (as defined in the Indenture) thereof and the consideration payable by the purchaser in connection therewith must consist solely of cash in United States Dollars, and (B) the transfer to such Qualified Person of the employees of the Company or any applicable Subsidiary thereof whose employment primarily relates to the operation of such Subject Vessels, and (ii) request that Seller cause the Company or the applicable Subsidiary thereof to enter into definitive documentation in respect of any such sale and the transfer of such employees, and following such request, Seller shall cause the Company or the applicable Subsidiary thereof to enter into such definitive documentation; provided, however, that (1) prior to entering into any such negotiations or having any discussions with any such third party, Purchaser shall have caused such third party to have executed and delivered to Seller a confidentiality agreement that is in form and substance reasonably satisfactory to Seller, (2) Purchaser shall provide Seller such reasonable access to such information and documents as Seller may reasonably request in connection with the terms set forth in this Section 5.16, including access to any documents that the Company or any Subsidiary thereof is being requested to enter into or that is otherwise being entered into in connection with the transactions contemplated by this Section 5.16, (3) in no event shall Purchaser have the right to bind the Company or any Subsidiary thereof to any obligations or liabilities (including contractual obligations) prior to the Closing Date, and Seller shall not be required to cause the Company or any Subsidiary thereof to become bound by the terms of any Contract or incur any such obligations or liabilities, in each case prior to the Closing

Date or that are effective prior to the Closing Date, (4) neither the Company nor any Subsidiary thereof shall be required to enter into any Contract pursuant to this Section 5.16, and Seller shall not be required to cause the Company or any Subsidiary to enter into any Contract pursuant to this Section 5.16, unless (in each case) such Contract is reasonably acceptable to Seller, it being agreed that, unless Seller shall otherwise determine in writing, any Contract that does not provide for a purchase price for each Subject Vessel at least equal to the Fair Market Value (as defined in the Indenture) thereof and for the payment of only cash consideration shall not be reasonably acceptable to Seller, (5) Purchaser shall reimburse Seller and its Affiliates for any and all reasonable out-of-pocket fees, costs or expenses incurred by Seller or any Affiliate thereof in connection with the foregoing, including in connection with any filings required to be made with any Governmental Authority in connection therewith, provided that if Seller shall request, Purchaser shall pay (on behalf of Seller or the applicable Affiliate thereof) all such out-of-pocket fees, costs or expenses incurred by Seller or any Affiliate thereof in connection with the foregoing, and (6) Purchaser shall indemnify and hold harmless Seller and its Affiliates in respect of any and all Losses suffered by any of them in connection with or arising out of or relating to any activities or actions taken by Purchaser or any Affiliate or Representative thereof pursuant to this Section 5.16 or otherwise in connection with the transactions contemplated by this Section 5.16, including any Losses incurred by Seller or any Affiliate thereof in respect of any claims made by the purchaser of the Subject Vessels and the employees of the Company and its Subsidiaries whose employment primarily relates to the operation of the Subject Vessels, it being understood and agreed that, if requested by Seller, the Contract pursuant to which such Subject Vessels shall be sold or otherwise transferred and that such employees shall be transferred shall require Purchaser (and not Seller) to agree to be responsible for and liable to any such purchaser in respect of any claims, liabilities or obligations in connection with or arising out of or relating to such sale or other transfer of such Subject Vessels and the transfer of such employees.

(b) Notwithstanding the terms set forth in Section 5.16(a), if, as of immediately prior to the Closing Date and in accordance with the terms set forth in Section 5.16(a), neither the Company nor any Subsidiary shall have (i) entered into a Contract providing for the sale to a Qualified Person of the Subject Vessels and the related transfer of certain employees of the Company and/or its Subsidiaries as provided herein, and (ii) consummated the transactions contemplated by such Contract, then the UIS-UOS Agreement shall become effective immediately prior to the Closing in accordance with the terms set forth therein, and Purchaser hereby agrees to the foregoing for all purposes of this Agreement and otherwise.

(c) For the avoidance of doubt, in the event that the Subject Vessels are sold at or prior to the Closing, the Net Subject Vessel Proceeds received by the Company or any Subsidiary thereof as a result of the sale shall remain in the Company or the Subsidiary.

Section 5.17 No-Shop. From the date hereof and until the earlier of the Closing or the termination of this Agreement pursuant Article VII hereof, Seller shall not, and shall cause the Company and its Subsidiaries not to, and shall direct their respective Representatives not to (collectively, the “Company Parties”), take any of the following actions with any Person other than Purchaser, its Affiliates and their respective Representatives (i) knowingly solicit, initiate or agree to any proposals or offers from any Person (other than Purchaser, its Affiliates and their respective Representatives) relating to (A) any merger, business combination, or similar transaction involving Seller, the Company or any of the Company’s Subsidiaries, (B) the acquisition of ownership of any equity interest in Seller, the Company or any of the Company’s Subsidiaries, or (C) the sale of all or a material portion of the assets of Seller or the Company or any of the Company’s Subsidiaries (other than, in each case, in the ordinary course of business consistent with prior practice) (any of the transactions described in clauses (A) through (C), a “Third-Party Acquisition”), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise knowingly cooperate with, knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition; provided, however, that, for the avoidance of doubt, nothing contained herein shall limit, preclude or restrict the right of any Company Party to take any of the actions otherwise prohibited hereunder with respect to Seller or any Subsidiary of Seller (other than the Company or any Subsidiary thereof), provided that if any such actions involve Seller (as opposed to Subsidiaries of Seller other than the Company and its Subsidiaries), such actions may not provide for or contemplate, directly or indirectly, a sale of the Company or its Subsidiaries in connection therewith; provided further, however, that nothing contained herein shall limit, preclude or otherwise restrict any action of Seller or any Affiliate thereof with respect to the matters contemplated by Section 5.16.

Section 5.18 Records. From the date hereof until the Closing Date, to the extent not already in the possession of the Company or any of its Subsidiaries, Seller will use its commercially reasonable efforts to ensure that all data and Records related to the operations of the Company and its Subsidiaries, including financial and accounting Records, studies, reports, personnel Records, correspondence and other similar documents and Records, are transferred into the possession of the Company or its applicable Subsidiary as of the Closing Date; provided, however, to the extent such Records and other such data have not been so transferred into the possession of the Company and its Subsidiaries by the Closing Date, Seller will use its commercially reasonable efforts to transfer such Records and other such data to the Company and its Subsidiaries as soon as reasonably practicable following the Closing Date. Without limiting the foregoing, Seller shall use its commercially reasonably efforts to preserve such Records and data, consistent with past practice, until such time as they are transferred to into the possession of the Company and its Subsidiaries as contemplated by the preceding sentence. For the avoidance of doubt, if any such data or Records relate to businesses of Seller and its Subsidiaries (other than the Company and its Subsidiaries), Seller or any such Subsidiary shall be entitled to continue to use and retain the same, without limitation of the terms set forth in this Section 5.18. After the Closing, Purchaser or the Company may retain (at the sole cost and expense of Purchaser or the Company) an independent certified public accountant to audit the 2011 operations and financial and accounting Records of the Company, and Seller agrees to reasonably cooperate with the such accountant in the performance and completion of such audit, provided that Purchaser or the Company (as the case may be), shall promptly reimburse Seller for any out-of-pocket costs and expenses reasonably incurred by Seller in providing such cooperation. After the Closing, Purchaser shall, and shall cause its Affiliates (including the Company following the Closing) to, reasonably cooperate with Seller or any Affiliate thereof in connection with Seller’s or such Affiliate’s preparation of tax and other financial reports of Seller or such Affiliate in respect of the Company and any Subsidiary thereof or the consummation of the transactions contemplated hereby, provided that Seller shall promptly reimburse Purchaser or its Affiliates (as the case may be) for any out-of-pocket costs and expenses reasonably incurred by Purchaser or its Affiliates (as the case may be) in providing such cooperation.

Section 5.19 U.S. United Inland Services. Prior to the Closing, Seller shall use commercially reasonable efforts to (i) cause U.S. United Barge Line, LLC to transfer all of the outstanding membership interests in UIS to the Company, and (ii) subject to Section 5.16, cause the Subject Vessels to be transferred to the Company or UIS and cause the Certificates of Documentation for such Subject Vessels to properly reflect ownership by the Company or UIS, as the case may be, in each case to be effective no later than the Closing.

ARTICLE VI

CONDITIONS OF CLOSING

Section 6.1 Conditions to Obligations of Purchaser and Seller. The respective obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment on the Closing Date of each of the following conditions:

(a) there shall not be any Law in effect making illegal the consummation of the transactions contemplated hereby, and there shall not be any Governmental Order in effect prohibiting the consummation of the transactions contemplated hereby; and

(b) any required waiting periods (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have terminated or expired.

Section 6.2 Additional Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part in its sole discretion):

(a) (i) the representations and warranties of Seller contained in Article III of this Agreement (other than the representations and warranties set forth in Section 3.2, Section 3.5(a) and the first sentence of Section 3.8) shall be true and correct in all respects, without giving effect to any materiality or Material Adverse Effect qualifications therein, on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date, without giving effect to any materiality or Material Adverse Effect qualifications therein) with the same force and effect as if made on and as of the Closing Date (or such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) the representations and warranties of Seller contained in Section 3.2 and Section 3.5(a) shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, and (iii) the representations and warranties of Seller contained in the first sentence of Section 3.8 shall be true and correct in all respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

(b) Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(d) Seller shall have (i) caused U.S. United Barge Line, LLC to transfer all of the outstanding membership interests in UIS to the Company, and (ii) subject to Section 5.16, caused the Subject Vessels to be transferred to the Company or UIS and caused the Certificates of Documentation for such Subject Vessels to properly reflect ownership by the Company or UIS, as the case may be, in each case to be effective no later than the Closing;

(e) Purchaser shall have received a certificate signed by a duly authorized signatory of Seller certifying on behalf of Seller that the conditions set forth in subsections (a), (b) and (c) of this Section 6.2 have been satisfied; and

(f) Seller shall have delivered, or cause to be delivered, to Purchaser or other applicable Person the documents required to be delivered by Seller pursuant to Section 2.2(b).

Section 6.3 Additional Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part in its sole discretion):

(a) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects, without giving effect to any materiality qualifications therein, on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date, without giving effect to any materiality qualifications therein), with the same force and effect as if made on and as of the Closing Date, except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not materially impair or delay Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby;

(b) Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) Seller shall have received a certificate of a duly authorized signatory of Purchaser certifying on behalf of purchaser that the conditions set forth in subsections (a) and (b) of this Section 6.3 have been satisfied; and

(d) Purchaser shall have delivered, or cause to be delivered, to Seller or other applicable Person the documents and amounts required to be delivered by Purchaser pursuant to Section 2.2(c).

ARTICLE VII

TERMINATION

Section 7.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of Purchaser and Seller;

(b) by the written notice of Seller to Purchaser if the Closing shall not have occurred on or before October 31, 2012 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to Seller if the failure of Seller to fulfill or perform any obligation, agreement or covenant under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the written notice of Purchaser to Seller if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Purchaser if the failure of Purchaser to fulfill or perform any obligation, agreement or covenant under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d) by Seller or Purchaser, by written notice to the other, if there shall be a Law in effect making illegal the consummation of the transactions contemplated hereby, or there shall be a final and non-appealable Governmental Order in effect prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to such party if the failure of such party to fulfill or perform any obligation, agreement or covenant under this Agreement shall have been the cause of, or shall have resulted in, such Law or Governmental Order;

(e) by Purchaser if (i) (A) Seller has failed to consummate the Closing when required in accordance with this Agreement, (B) Purchaser has provided Seller with written notice of such failure and (C) Seller has failed to consummate the Closing within two (2) Business Days of receipt of such notice described in the immediately preceding clause (B), or (ii) there shall have been (x) a breach of any of the representations and warranties of Seller set forth in Article III of this Agreement (and such breach has not been waived by Purchaser), which breach would cause the condition set forth in Section 6.2(a) not to be satisfied, or (y) a breach of any of the covenants or agreements of Seller set forth in this Agreement (and such breach has not been waived by Purchaser), which breach would cause the condition set forth in Section 6.2(b) not to be satisfied, but only (in the case of clauses (x) and (y) immediately above), if such breach is not cured on or before the earlier to occur of (1) thirty (30) days after receipt by Seller of written notice thereof from Purchaser, and (2) the Outside Date; and

(f) by Seller if (i) (A) Purchaser has failed to consummate the Closing when required in accordance with this Agreement, (B) Seller has provided Purchaser with written notice of such failure and (C) Purchaser has failed to consummate the Closing within two (2) Business Days of receipt of such notice described in the immediately preceding clause (B), or (ii) there shall have been (x) a breach of any of the representations and warranties of Purchaser set forth in Article IV of this Agreement (and such breach has not been waived by Seller), which breach would cause the condition set forth in Section 6.3(a) not to be satisfied, or (y) a breach of any of the covenants or agreements on the part of Purchaser set forth in this Agreement (and such breach has not been waived by Seller), which breach would cause the condition set forth in Section 6.3(b) not to be satisfied, but only (in the case of clauses (x) and (y) immediately above), if such breach is not cured on or before the earlier to occur of (1) thirty (30) days after receipt by Purchaser of written notice thereof from Seller, and (2) the Outside Date.

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement by any party pursuant to Section 7.1 (other than Section 7.1(a)), written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall thereupon terminate and become void and have no effect, the transactions contemplated hereby shall be abandoned without further action by the parties and there shall be no liability or obligation on the part of Seller or Purchaser to any other party hereto; provided, however, that (i) Section 5.3, Section 5.4, Section 5.16 (but only with respect to clauses (5) and (6) of the proviso of such Section), this Section 7.2 and Article IX and the Confidentiality Agreement shall expressly survive the termination of this Agreement, (ii) termination of this Agreement shall have no effect on the Parent Guarantee, which shall remain in full force and effect with respect to Purchaser’s obligations and liabilities hereunder following the termination of this Agreement, and (iii) no party hereto shall be relieved of any liability or obligation arising from, out of or in connection with any willful breach of this Agreement by such party prior to the time of such termination.

(b) For the avoidance of doubt and without limiting Seller’s rights under any other provision of this Agreement (including Seller’s right to specific performance pursuant to Section 9.14) or pursuant to the Parent Guarantee, for all purposes of this Agreement, the failure of Purchaser to consummate the Closing for any reason when required pursuant to the terms of this Agreement and/or to make the payments to Seller or any other Person pursuant to Article II for any reason when required pursuant to the terms of this Agreement shall, in each case, be a willful breach of this Agreement by Purchaser that (i) is not capable of being cured after the expiration of the period referred to in Section 7.1(f)(i)(C), (ii) has prevented the consummation of the transactions contemplated hereby, and (iii) gives rise to Seller’s termination right pursuant to Section 7.1(f), which in turn shall give rise to a claim by, and entitlement of, Seller for damages from Purchaser, including damages calculated based on the Closing Consideration payable to Seller pursuant to the terms hereof if the Closing had occurred (assuming, for these purposes, that all proceeds that would have been deposited into the Escrow Account at the Closing were paid to Seller and that no adjustment to the Base Purchase Price is made pursuant to the applicable terms set forth in Article II).

(c) For the avoidance of doubt and without limiting Purchaser’s rights under any other provision of this Agreement (including Purchaser’s right to specific performance pursuant to Section 9.14), for all purposes of this Agreement, the failure of Seller to consummate the Closing for any reason when required pursuant to the terms of this Agreement shall be a willful breach of this Agreement by Seller that (i) is not capable of being cured after the expiration of the period referred to in Section 7.1(e)(i)(C), (ii) has prevented the consummation of the transactions contemplated hereby, and (iii) gives rise to Purchaser’s termination right pursuant to Section 7.1(e), which in turn shall give rise to a claim by, and entitlement of, Purchaser for damages from Seller incurred as a result thereof as determined by the parties or, failing such agreement, by a final and non-appealable judgment of a court of competent jurisdiction.

(d) For purposes hereof, “willful breach” shall mean a breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party with the knowledge that the omission or taking or causing of such act would, or would reasonably be expected to, cause a breach of this Agreement.

Section 7.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the parties hereto. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment effected in a manner which does not comply with this Section 7.3 shall be void.

Section 7.4 Extension; Waiver. At any time prior to the Closing, Seller may (a) extend the time for the performance of any of the obligations or other acts of Purchaser contained herein, (b) waive any inaccuracies in the representations and warranties of Purchaser contained herein or in any document, certificate or writing delivered by Purchaser pursuant hereto, or (c) waive compliance by Purchaser with any of the agreements or conditions contained herein. At any time prior to the Closing, Purchaser may (i) extend the time for the performance of any of the obligations or other acts of Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of Seller contained herein or in any document, certificate or writing delivered by Seller pursuant hereto, or (iii) waive compliance by Seller with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Except as otherwise expressly set forth in this Agreement, the failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of Seller contained in Article III or in any certificate delivered by Seller pursuant to Section 6.2(d) shall survive the Closing until the twelve (12) month anniversary of the Closing Date (the “Release Date”). The representations and warranties of Purchaser contained in Article IV or in any certificate delivered by Purchaser pursuant to Section 6.3(c) shall survive the Closing until the Release Date. The covenants and agreements contained in this Agreement shall terminate on the Closing Date unless a specific covenant or agreement contained in this Agreement requires performance after the Closing Date, in which case such covenant or agreement shall survive for a period of ninety (90) days following the date on which the performance of such covenant or agreement is required to be completed. Notwithstanding anything contained herein to the contrary, the parties hereto hereby acknowledge and agree that any bona fide claim (and only such bona fide claim, but not the related representations, warranties, covenants or agreements) for indemnification in respect of any breach of any representation, warranty, covenant or agreement contained herein that is made in writing in accordance with the terms of this Article VIII on or prior to the Release Date (or if any such covenant or agreement shall, in accordance with the terms of this Section 8.1, survive after the Release Date, until such time as any such covenant or agreement shall terminate as provided in this Section 8.1) shall survive the Release Date (or, if applicable, such later time) until the final resolution thereof.

Section 8.2 General Indemnification.

(a) Subject to the other provisions of this Article VIII, from and after the Closing, Purchaser and its Affiliates, including, following the Closing, the Company and its Subsidiaries (each, a “Purchaser Indemnitee”), shall be indemnified and held harmless solely out of the Escrow Amount from any Losses suffered or paid by any Purchaser Indemnitee as a result of (i) any breach of any representation or warranty made by Seller in Article III or in the certificate delivered by Seller pursuant to Section 6.2(d), or (ii) any breach by Seller of any of the covenants or agreements made by Seller in this Agreement.

(b) Subject to the other provisions of this Article VIII, from and after the Closing, Purchaser shall, and shall after the Closing, cause the Company to, indemnify and hold harmless Seller and its Affiliates (each, a “Seller Indemnitee”) from any Losses suffered or paid by any Seller Indemnitee as a result of (i) any breach of any representation or warranty made by Purchaser in Article IV or in the certificate delivered by Purchaser pursuant to Section 6.3(c), (ii) any breach by Purchaser of any of the covenants or agreements made by Purchaser in this Agreement, or (iii) any claim or Action brought or threatened to be brought against any Seller Indemnitee at any time on or after the Closing Date relating to actions taken by Purchaser or any Affiliate thereof, including the Company or its Subsidiaries, on or after the Closing.

Section 8.3 Third Party Claims.

(a) If a claim, action, suit or proceeding by a Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 8.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly give written notice setting forth in reasonable detail the allegations set forth in such Third Party Claim (“Notice of Claim”) to the party hereto obligated to indemnify such Indemnified Party (such notified party, the “Responsible Party”); provided, however, that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. The Responsible Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with the Responsible Party in connection therewith; provided, however, that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party). Any such assumption of the conduct and control of the settlement or defense shall be deemed to be an admission by the Responsible Party that the Third Party Claim is within the scope of the Responsible Party’s indemnification obligations hereunder and shall be deemed an assumption of liability and Losses by the Responsible Party with respect to such Third Party Claim. If the Responsible Party elects not to assume the conduct and control of the settlement or defense of such Third Party Claim, then the Indemnified Party shall (i) permit the Responsible Party to participate in such settlement or defense through counsel chosen by such Responsible Party (the fees and expenses of such counsel shall be borne by such Responsible Party), and (ii) otherwise defend such claim diligently, in good faith and in a commercially reasonable manner. Notwithstanding anything in this Agreement to the contrary, whether or not the Responsible Party shall have assumed the conduct or control of the defense or settlement of a Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Responsible Party, such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding any right of the Responsible Party to assume the conduct and control of the settlement and defense of any Third Party Claim hereunder, the Responsible Party shall not settle any Third Party Claim, consent to the entry of any judgment of such Third Party Claim or otherwise resolve such Third Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned, unless the terms of such settlement, judgment or other resolution involves solely the payment of monetary damages that are subject to indemnification pursuant to the terms set forth in this Article VIII; provided, however, that if the Indemnified Party shall not consent to any settlement, compromise or other resolution proposed by the Responsible Party, then the Responsible Party’s indemnification obligation (if any) pursuant to this Article VIII with respect to the Third Party Claim subject thereto shall in no event exceed the amount that would be required to be paid in such proposed settlement, compromise or other resolution of such Third Party Claim.

(b) All of the parties hereto shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Purchaser and Seller (or a duly authorized representative of such party) shall (and shall cause the Company and its Subsidiaries to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that (i) at the request of any party disclosing confidential information in connection with such cooperation, the parties shall enter into a mutually agreeable confidentiality agreement for such purpose, and (ii) no Person shall be required to disclose information if the disclosure thereof would be reasonably likely to result in the loss of the attorney-client privilege.

Section 8.4 Limitations on Indemnification. The rights of Purchaser Indemnitees and Seller Indemnitees to indemnification pursuant to the provisions of this Article VIII are subject to the following limitations:

(a) the Purchaser Indemnitees shall not be entitled to recover any Losses pursuant to Section 8.2(a)(i) until the total amount of Losses which the Purchaser Indemnitees would be entitled to recover under Section 8.2(a)(i) with respect to any and all claims for indemnification thereunder, but for this Section 8.4(a), exceeds $2,150,000 (the “Deductible”), and once the Deductible has been exceeded, the Purchaser Indemnitees shall only be entitled to recover Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to Losses suffered or paid by any Purchaser Indemnitee as a result of the breach of any representation or warranty made by Seller in Section 3.2, Section 3.3, Section 3.5(a), Section 3.5(c), Section 3.12 or Section 3.21, it being agreed that in the case of a breach of any such representation or warranty, the applicable Purchaser Indemnitee shall, subject to the other limitations set forth in this Article VIII, be entitled to be indemnified and held harmless from the first dollar of such Losses;

(b) the Seller Indemnitees shall not be entitled to recover any Losses pursuant to Section 8.2(b)(i) until the total amount of Losses which the Seller Indemnitees would be entitled to recover under Section 8.2(b)(i) with respect to any and all claims for indemnification thereunder, but for this Section 8.4(b), exceeds the Deductible, and once the Deductible has been exceeded, the Seller Indemnitees shall only be entitled to recover Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to Losses suffered or paid by any Seller Indemnitee as a result of the breach of any representation or warranty made by Purchaser in Section 4.2 or Section 4.8, it being agreed that in the case of a breach of any such representation or warranty, the applicable Seller Indemnitee shall, subject to the other limitations set forth in this Article VIII, be entitled to be indemnified and held harmless from the first dollar of such Losses;

(c) neither the Purchaser Indemnitees nor Seller Indemnitees shall be entitled to recover for any particular Loss (including any series of related Losses) pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), respectively, unless such Loss (including any series of related Losses) equals or exceeds $25,000, and any such Loss (including any series of related Losses) below such threshold shall not be counted for purposes of determining whether the Deductible has been exceeded, provided that if such Loss (including any series of related Losses) exceeds such threshold then the applicable Purchaser Indemnitees or the Seller Indemnitees, as the case may be, shall be entitled to recover the full amount of such Loss (including any series of related Losses), subject to (and limited by) the other terms set forth in this Article VIII;

(d) the sole and exclusive source of recovery in respect of any indemnification claim made by any Purchaser Indemnitee pursuant to this Article VIII shall be the Escrow Amount, and in no event shall (i) Seller or any Affiliate thereof or any other Person have any direct liability or obligation in respect of any such indemnification claim, or (ii) the Purchaser Indemnitees be entitled to recover any Losses in respect of any indemnification claim made pursuant to this Article VIII from any source other than the Escrow Account or in an aggregate amount in excess of the Escrow Amount on deposit in the Escrow Account as of any applicable date of determination, it being agreed that on the date (if any) that the Escrow Amount is reduced to zero (0) for any reason (including due to the release of the Escrow Amount from the Escrow Account in accordance with the terms of the Escrow Agreement), the Purchaser Indemnitees shall have no further rights to indemnification pursuant to this Article VIII; provided, however, that Seller shall have direct liability to Purchaser over and above the Escrow Amount in respect of any indemnification claim arising as a result of the intentional fraud of Seller, as determined in a final and non-appealable judgment of a court of competent jurisdiction, it being agreed that in no event (including pursuant to the terms of this proviso) shall the liability of Seller in respect of any indemnification claim exceed an amount equal to the cash consideration actually paid to and received by Seller hereunder;

(e) notwithstanding anything to the contrary contained in this Agreement or otherwise, the Purchaser Indemnitees shall not be entitled to be indemnified or held harmless under this Agreement (including pursuant to a claim of breach of representation or warranty) for any Taxes (or Losses relating to Taxes) (i) incurred in any tax period other than any tax period ending on or before the Closing Date, (ii) attributable or relating to transactions outside of the ordinary course of business that occur on the Closing Date after the Closing and not contemplated by this Agreement or to actions related to debt incurred in connection with the transactions contemplated by this Agreement, (iii) which are Transfer Taxes for which Purchaser is responsible pursuant to Section 9.4, or (iv) for the existence or non-existence of any Tax attribute;

(f) the maximum Losses indemnifiable pursuant to Section 8.2(b) shall be an amount equal to $12,900,000, except in the case of a breach of any of the covenants set forth in Sections 5.10, 5.11 and 5.16, with respect to which the limitation on liability set forth in this clause (f) shall not apply;

(g) the amount of any and all Losses shall be determined net of (i) any amounts recovered or reasonably expected to be recovered by the Purchaser Indemnitees or Seller Indemnitees, as applicable, under insurance policies or from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, and (ii) any Tax benefits realizable with respect to such Losses;

(h) the Purchaser Indemnitees shall not be entitled to indemnification pursuant to this Article VIII for any Loss to the extent that (i) such Loss was taken into account in the determination of the Closing Consideration pursuant to Section 2.3, including in respect of any post-Closing adjustment thereto, or (ii) the Purchaser Indemnitees could have, with commercially reasonable efforts, mitigated or prevented such Loss; and

(i) in any case where a Purchaser Indemnitee recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Purchaser Indemnitee was indemnified pursuant to this Article VIII, such Purchaser Indemnitee shall promptly pay over to the Escrow Agent for re-inclusion in the Escrow Account the amount so recovered (after deducting therefrom the amount of any reasonable out-of-pocket, third-party expenses incurred by such Purchaser Indemnitee in procuring such recovery), but not in excess of the sum of (A) any amount previously so paid out of the Escrow Amount to or on behalf of such Purchaser Indemnitee in respect of such matter and (B) any amount expended by Seller or any Seller Indemnitee in pursuing or defending any claim arising out of such matter; provided, however, that if such recovery is made after the Release Date, such amounts shall be paid directly to Seller; provided further, however, that if, as of the Release Date, there shall be claims pending against the Escrow Amount, then only the amount that is so recovered that is in excess of the aggregate amount of all such pending claims shall be paid to Seller and the balance shall promptly paid over to the Escrow Agent for re-inclusion in the Escrow Account in accordance with the terms set forth herein.

Section 8.5 Treatment of Indemnity Payments. All payments made out of the Escrow Amount to or for the benefit of Purchaser Indemnitees pursuant to this Article VIII shall be treated as adjustments to the Closing Consideration for tax purposes, unless otherwise required by Law, and such agreed treatment shall govern for purposes of this Agreement.

Section 8.6 Exclusive Remedy. Without limiting any rights under the Parent Guarantee, except for the right of a party hereto to pursue specific performance pursuant to Section 9.14 (and without limitation of any such right), and subject to and without limitation of the rights of the parties pursuant to Article II, from and after the Closing the rights to indemnification (if any) set forth in this Article VIII shall be the sole and exclusive remedy of the parties in respect of any representation, warranty, covenant or agreement set forth in this Agreement (including in respect of any breach thereof) or otherwise relating to this Agreement or the transactions contemplated hereby or any other matter relating to any of the Company and its Subsidiaries prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts involving the Company and its Subsidiaries prior to the Closing (including any common law or statutory rights or remedies for environmental, health, or safety matters), in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and the Purchaser Indemnitees and Seller Indemnitees shall have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Article VIII. The parties hereto acknowledge and agree that they may not avoid such limitation on liability by (a) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, or (b) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants and agreements contained in this Agreement. The parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the parties’ rights and remedies with respect to this Agreement and the transactions contemplated hereby (including in Section 8.1, Section 8.2, Section 8.4 and this Section 8.6) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Entire Agreement; Assignment.

(a) This Agreement, the other Transaction Documents and the Confidentiality Agreement (including, in each case, any exhibits or schedules hereto or thereto, including the Seller Disclosure Schedule) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

(b) Neither this Agreement nor any rights or obligations of any party hereto may be assigned by any party hereto (whether by operation of Law or otherwise), without the prior written consent of the other party hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.1 shall be void.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile to the number set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties as applicable at the address or facsimile number set forth below (or such other address or facsimile number as such party may specify by notice to the other parties in accordance with this Section 9.2):

To Purchaser:

Bulk Handling USA, Inc. 15631 Jacintoport Blvd. Houston, TX 77015 Fax: (281) 457-7991
Attention:	Chief Executive Officer
Facsimile:	(281) 457-7991

with a copy (which shall not constitute notice to Purchaser) to:

Oiltanking Holding Americas, Inc. 15631 Jacintoport Blvd. Houston, TX 77015 Fax: (281) 457-7991
Attention:	Chief Executive Officer
Facsimile:	(281) 457-7991

Crain, Caton & James P.C. 1401 McKinney Street Suite 1700 Houston, TX 77010
Attention:	David L. Griffis, Esq.
Facsimile:	(713) 658-1921

To Seller:

United Maritime Group, LLC c/o Greenstreet Partners, L.P. 2601 S. Bayshore Drive 9th Floor Coconut Grove, FL 33133 Fax: (305) 858-2334
Attention:	Chief Financial Officer
Facsimile:	(305) 858-2334

with a copy (which shall not constitute notice to Seller) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue New York, NY 10019
Attention:	Russell Leaf, Esq.
Facsimile:	(212) 728-8111

Section 9.3 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 9.4 Fees and Expenses. Except as otherwise expressly set forth in this Agreement or any other Transaction Document, all fees and expenses incurred by any party hereto or any Affiliate thereof in connection with the drafting and negotiation of this Agreement and the other Transaction Documents (including any due diligence performed in connection therewith and, in the case of Seller, in connection with the process leading to the execution and delivery of this Agreement and the other Transaction Documents) and the consummation of the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants retained by any party hereto or any Affiliate thereof, shall be paid by the party hereto (or Affiliate thereof) incurring such fees or expenses; provided, however, that (i) Purchaser shall pay all filing fees under the HSR Act or any other antitrust Laws and shall be responsible for all Transfer Taxes (as well as the filing of all Tax Returns with respect thereto), and (ii) all Seller Expenses that are included in Closing Company Debt or Net Working Capital shall be paid by the Company or a Subsidiary thereof.

Section 9.5 Construction; Interpretation. The term “this Agreement” means this Membership Interest Purchase Agreement together with the Seller Disclosure Schedule and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) “$” and “dollar” shall refer to U.S. dollars; (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (vi) the phrase “made available,” when used in reference to a document, means that the document was (A) delivered or provided to Purchaser or any Representative thereof or (B) made available for viewing in the Electronic Data Room as it existed as of 6:00 p.m. Eastern Time on the date prior to the date of this Agreement, and (vii) references herein to “ordinary course of business” or similar references shall mean the ordinary course of business of the Company or the applicable Subsidiary thereof.

Section 9.6 Exhibits and Schedules. Any item disclosed in the Seller Disclosure Schedule referenced by a particular section in this Agreement or the Seller Disclosure Schedule shall be deemed to have been disclosed with respect to every other section in this Agreement and the Seller Disclosure Schedule if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except (a) as provided in Section 5.7 and Article VIII, and (b) with respect to Willkie Farr & Gallagher LLP and The Miller Law Firm, PLLC, the rights set forth in Section 9.15, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the representations and warranties set forth in Articles III and IV and (except as otherwise expressly set forth in the immediately preceding sentence) the covenants and agreements set forth in this Agreement have been made solely for the benefit of the parties to this Agreement and (i) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (ii) have been qualified by reference to the Seller Disclosure Schedule, which contains certain disclosures that are not reflected in the text of this Agreement, and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by members of, or other investors in (including investors that own any debt securities issued by Seller, the Company or their respective Affiliates), Seller, the Company or their respective Affiliates, and therefore should not be relied upon by any Person that is not a party to this Agreement.

Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.

Section 9.9 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages via electronic mail shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.10 Limitation on Recission. Notwithstanding anything to the contrary set forth herein, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of any party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Section 9.11 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Purchaser agrees and acknowledges that no recourse under this Agreement or any other Transaction Document shall be had against any current or future director, officer, employee, managing member or member of Seller or of any Affiliates or assignees thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, managing member or member of Seller or any current or future director, officer, employee, managing member or member of any Affiliate of Seller or assignee thereof, as such, for any obligation of Seller under this Agreement or any other Transaction Document for any claim based on, in respect of or by reason of such obligations or their creation.

Section 9.12 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, CONTROVERSY, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.13 Jurisdiction and Venue. Each of the parties hereto (a) submits to the exclusive jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.13, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 9.14 Specific Performance. The parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) is not performed in accordance with its specific terms or is otherwise breached or threatened to be breached. Accordingly, the parties agree that, prior to the valid termination of this Agreement in accordance with Section 7.1, each party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with Section 9.13, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity (and each party hereby waives any requirement for the securing or posting of any bond or other collateral in connection with such remedy). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.15 Waiver of Conflicts. Recognizing that Willkie Farr & Gallagher LLP and The Miller Law Firm, PLLC have acted as legal counsel to Seller, certain of Seller’s Affiliates and direct and indirect equity holders (including Greenstreet Equity Partners, LLC and its Affiliates), and the Company and its Subsidiaries prior to the Closing, and that Willkie Farr & Gallagher LLP and The Miller Law Firm, PLLC intend to act as legal counsel to Seller and certain of Seller’s Affiliates and direct and indirect equity holders (including Greenstreet Equity Partners, LLC and its Affiliates) after the Closing, Purchaser hereby waives, on its own behalf and agrees to cause its Affiliates (including, following the Closing, the Company and its Subsidiaries) to waive, any conflicts that may arise in connection with Willkie Farr & Gallagher LLP and/or The Miller Law Firm, PLLC representing any of Seller and/or Seller’s Affiliates or direct and indirect equity holders (including Greenstreet Equity Partners, LLC and its Affiliates) after the Closing as such representation may relate to Purchaser, the Company and its Subsidiaries or the transactions contemplated herein or the other Transaction Documents. In addition, all communications involving attorney-client confidences between any of Seller or Seller’s Affiliates or direct or indirect equity holders (including Greenstreet Equity Partners, LLC and its Affiliates) in the course of the negotiation, documentation and consummation of the transactions contemplated hereby and by the other Transaction Documents shall be deemed to be attorney-client confidences that belong solely to Seller and such Affiliates and direct and indirect equity holders (and not Purchaser or its Affiliates (including, following the Closing, the Company and/or its Subsidiaries)). Accordingly, neither Purchaser nor, following the Closing, the Company and/or its Subsidiaries shall have access to any such communications, or to the files of Willkie Farr & Gallagher LLP or The Miller Law Firm, PLLC relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its applicable Affiliates and direct and indirect equity holders (including Greenstreet Equity Partners, LLC and its Affiliates) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Purchaser or its Affiliates (including, following the Closing, the Company and/or its Subsidiaries) shall be a holder thereof, (ii) to the extent that files of Willkie Farr & Gallagher LLP or The Miller Law Firm, PLLC in respect of such engagement constitute property of the client, only Seller and/or Seller’s applicable Affiliates and direct and indirect equity holders (including Greenstreet Equity Partners, LLC and its Affiliates) shall hold such property rights and (iii) Willkie Farr & Gallagher LLP and The Miller Law Firm, PLLC shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Purchaser or its Affiliates (including, following the Closing, the Company and/or its Subsidiaries) by reason of any attorney-client relationship between Willkie Farr & Gallagher LLP or The Miller Law Firm, PLLC and Seller or the Company or any Subsidiary thereof or otherwise.

Section 9.16 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Purchase Agreement to be executed the day and year first above written.

UNITED MARITIME GROUP, LLC

By:	/s/ Jason Grant
Name: Jason Grant
Title: EVP & CFO

BULK HANDLING USA, INC.

By:	/s/ Jan P. Vogel
Name: Jan P. Vogel
Title: Authorized Representative